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                                                                    EXHIBIT 10.5




                                                                  Execution Copy


                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of October 27, 1995, is by and among FRONTIERVISION OPERATING PARTNERS, L.P., a Delaware limited partnership with its principal office at 1777 South Harrison Street, Suite P-200, Denver, Colorado (or the assignee thereof) ("Buyer"), C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP, a limited partnership organized and existing under the laws of Delaware ("Media Cable"), by and through its general partner, Southeast Cable, Inc., a Delaware corporation ("Southeast Cable"), and COUNTY CABLE COMPANY, L.P., a limited partnership organized and existing under the laws of Delaware ("County Cable"), by and through its general partner, Media Cable (Media Cable and County Cable are sometimes referred to hereafter individually by name or as "Seller", or collectively, as "Sellers").

     A. Sellers own and hold the franchises for and operate the community antenna television ("CATV") systems located in and servicing the communities listed on Schedule A to this Agreement (referred to individually as "System" and collectively as the "Systems").

     B. On the terms and subject to the conditions of this Agreement, and subject to the performance by each of the parties of their respective obligations under this Agreement, Sellers desire to sell, transfer and assign to Buyer and Buyer desires to purchase, acquire and receive all assets (real and personal, tangible and intangible) used by Sellers in each of the respective Systems, all as more fully set forth in Section 1.02 of this Agreement (collectively, the "Purchased Assets").

     C. Southeast Cable is the managing general partner of Media Cable, and Media Cable is the sole general partner of County Cable (Media Cable, in its capacity as general partner of County Cable, and Southeast Cable are sometimes referred to individually as a "General Partner" or collectively as the "General Partners"). Each General Partner has the power and authority to enter into this Agreement on behalf of each Seller and the knowledge to make the representations, warranties and covenants that pertain to the Sellers contained herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, promises and agreements contained herein and intending to be legally bound hereby, the parties covenant and agree as follows:


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                                   ARTICLE I

                               SALE AND PURCHASE

     1.01 Sale and Purchase. On the terms and subject to the conditions of this Agreement, Sellers shall sell to Buyer, and Buyer shall purchase, for the consideration described in this Article I, the Purchased Assets. Each Seller shall sell all of its right, title and interest in and to the Purchased Assets to Buyer free and clear of all claims, charges, liens, mortgages, security interests, encumbrances, liabilities and/or rights of others whatsoever, and at the Closing (as hereafter defined) each Seller shall deliver to Buyer the Purchased Assets.

     1.02  Purchased Assets and Assumed Liabilities.

            (a) Purchased Assets. The Purchased Assets shall consist of (i) all real and personal property, tangible and intangible, franchises, licenses, permits and privileges used or useful in the operation of the Systems and to permit their continued, uninterrupted operations as going concerns, including without limitation, all machinery, equipment, furniture, fixtures, furnishings, vehicles, inventory, head ends, antennae, transmission systems, cable plant, cable television plant and systems, all contracts, agreements, leases, easements, rights-of-way, pole attachment agreements and real property interests pertaining to the Systems, all franchises, licenses, permits relating to the Systems, all subscriber contracts and orders for cable television service, customer lists, marketing records and information, penetration analysis, reservations, information and billing data, copies of financial and accounting files, computer software, telephone listings and numbers and all other books and records relating to the Systems and their operations and management, and all schematics, blueprints, drawings, engineering data, warranties, guaranties and technical information or data relating thereto, and all other assets of any nature related to the Systems and operations, and those assets listed on Schedules 4.09, 4.10, 4.12 and 4.14 to this Agreement, and
(ii) without duplication of the foregoing, all of Sellers' accounts receivable which have not been paid (collectively, "Sellers' Receivables") and which exist as of 12:00 midnight of the day preceding the Closing Date.

            (b) Assumed Liabilities. On the Closing Date, Buyer shall assume, pursuant to an Assignment and Assumption Agreement between Sellers and Buyer, and discharge as they become due, the following liabilities and obligations of the Sellers (except Excluded Liabilities) and no others:

            (i) Those liabilities and obligations of each Seller shown on the August 31, 1995 balance sheets of Sellers as current

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                 liabilities (other than (i) liabilities relating to
                 any Excluded Assets, (ii) any liabilities that did not arise in the ordinary course of business of the Systems; (iii) the current portion of any long-term debt; and (iv) liabilities under any Franchises, Contracts or other agreements that are not assigned to Buyer), being a part of the financial statements delivered by Sellers to Buyer and referenced in
                 Section 4.07 hereof, to the extent that such liabilities are so shown and have not been paid prior to the Closing Date;

            (ii) All unpaid liabilities and obligations of Sellers incurred in their operations in the ordinary course of business from September 1, 1995 to the Closing Date which would appear as current liabilities on the Sellers' balance sheets prepared in accordance with generally accepted accounting principles ("GAAP") (other than (i) liabilities relating to any Excluded Assets, (ii) liabilities incurred after the date of this Agreement in violation of Seller's covenants in this Agreement; (iii) the current portion of any long-term debt; and (iv) liabilities under any Franchises, Contracts or other agreements that are not assigned to Buyer) and are identified by name and amount on a schedule to be delivered by the Sellers to Buyer on or prior to the Closing Date; and

           (iii) All liabilities created on and after the Closing Date, including all such liabilities created on and after the Closing Date under those Franchises, contracts and other agreements which are assigned to Buyer at Closing (other than undisclosed liabilities thereunder and other than with respect to any Franchises, contracts and other agreements that are not assigned to Buyer), other than liabilities relating to defaults, breaches and obligations arising prior to the Closing Date with respect to the Purchased Assets, any of the Systems and the operation and business of each of the

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                 Systems (collectively, "Sellers' Operations").

            The liabilities and obligations described in this Section 1.02(b) to the extent to be assumed by Buyer are herein referred to as the "Assumed Liabilities."

     1.03  Excluded Assets and Excluded Liabilities

            (a) Excluded Assets. Sellers are not selling and Buyer is neither purchasing nor accepting Sellers': (i) cash (other than petty cash, if any), bank deposits, securities or equivalents; (ii) limited partnership organizational documents or records; (iii) employment agreements, consulting agreements or other understandings of Sellers with any employee, agent or consultant (unless specifically assumed pursuant to the terms hereof); (iv) prepaid insurance and surety bonds; (v) all rights to refunds of federal and state taxes (and penalties and interest thereon) previously paid by either Seller; (vi) all books or records of Sellers which pertain to the financial accounting and tax aspects of the operation of the Systems prior to the Closing Date; and (vii) all rights which accrue to or are retained by Sellers under and by virtue of this Agreement (collectively the "Excluded Assets").

            (b) Excluded Liabilities. Buyer shall not and does not accept or assume any liability or obligation of Sellers other than those liabilities and obligations which Buyer is expressly agreeing to accept or assume pursuant to this Agreement. Without limiting the foregoing, Sellers shall not and do not assign or transfer to Buyer and Buyer shall not and does not accept or assume any liability or obligation of Sellers which arise from Sellers' Operations, or any liability or obligation: (i) arising from or related to any taxes with respect to any period prior to the Closing Date; (ii) arising from or related to any litigation to which the Sellers, either Seller or Sellers' Operation is a party or subject at the Closing Date, or arising from or related to any litigation arising on or after the Closing Date which relates to any events, occurrences or facts arising prior to the Closing Date; (iii) relating to employees, former employees or retirees of Sellers or either Seller arising prior to the Closing Date or arising by reason of any such person's employment or termination of employment by either Seller, including, without limitation, those relating to Sellers' terms or conditions of employment, policies, practices, compensation, wages, payroll expenses, accrued vacation and sick leave, medical benefits, benefit or welfare plans, compliance with applicable federal, state or local labor and/or employment laws, rules, regulation or orders, or any other employment-related obligation; (iv) arising from or related to any personal injury

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or property damage whatsoever by negligence, strict liability or otherwise arising or accruing prior to the Closing Date; (v) any compensation or benefits (including, without limitation, pension, profit-sharing or vacation benefits) for services rendered prior to the Closing Date; (vi) relating to compliance with legal requirements imposed on maintenance of subscriber deposits; or (vii) arising from or related to Sellers' or either Seller's lack of compliance with any applicable federal, state or local laws, rules, regulations, ordinances or orders, including, without limitation, all applicable employment, environmental, health and safety matters, Federal Communication Commission ("FCC") matters, copyright matters and/or Franchise matters (the foregoing collectively referred to as the "Excluded Liabilities").

     1.04  Purchase Price and Adjustments.

            (a) Purchase Price. The purchase price for the Purchased Assets shall be Forty-Eight Million U.S. Dollars ($48,000,000), as such amount may be adjusted pursuant to this Section 1.04 (the "Purchase Price").

            (b) Prorations. All expenses arising from the operation of the Systems, including, but not limited to, pole rental fees, sales and use taxes, power and utility charges, if any, real and personal property taxes and assessments levied against the Systems and the Purchased Assets, advances, property and equipment rentals, applicable franchise, copyright or other fees, sales and service charges, taxes, and similar prepaid, deferred or other items shall be prorated between Buyer and Sellers as of the Closing Date in accordance with the principle that Sellers shall receive all refunds and revenues and shall be responsible for all expenses, costs and liabilities allocable in accordance with GAAP to the period prior to 12:01 a.m. on the Closing Date and Buyer shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable in accordance with GAAP to the period after 12:01 a.m. on the Closing Date,subject to the following:

            (i) There shall be no adjustment or proration for, and Sellers shall remain solely liable with respect to, any Franchise, contract or other agreement not assumed by Buyer and any other obligation or liability not assumed by Buyer in accordance with Sections 1.02 and 1.03.

            (ii) Seller shall be responsible for the payment of
                 employee expenses and benefits as provided in Section
                 7.06 of this Agreement.

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            (c) Adjustments for Subscriber Advanced Payments or Deposits.  The
Purchase Price shall be adjusted by subtracting any subscriber advance payments, deposits or similar prepayments as of 12:00 midnight of the day preceding the Closing Date.

            (d) Adjustments for Net Working Capital. If the Net Working Capital (as hereinafter defined) is a negative amount as of the Closing Date, the Purchase Price payable on the Closing Date shall be decreased by an amount equal to the absolute value of such Net Working Capital. If the Net Working Capital is a positive amount as of the Closing Date, the Purchase Price payable on the Closing Date shall be increased by an amount equal to such Net Working Capital. For purposes of this Agreement, "Net Working Capital" means Adjustment Assets less Adjustment Liabilities. "Adjustment Assets" means, as of the Closing Date, petty cash and prepaid expenses (excluding insurance expenses and prepaid expenses under contracts that are not assigned to Buyer) of Sellers relating to any of the Systems, and Sellers' Receivables, provided that, for this purpose, Sellers' Receivables shall be valued at an amount equal to the aggregate of (i) 100% of the book amount of all such Sellers' Receivables which, as at the Closing Date, remain unpaid for not more than thirty (30) days, (ii) 90% of the book amount of all such Sellers' Receivables which, as at the Closing Date, remain unpaid between thirty-one (31) and sixty (60) days from the billing date, and (iii) 0% of the book amount of all other Sellers' Receivables. "Adjustment Liabilities" means the current liabilities (as defined and determined in accordance with GAAP) of the Sellers relating to any of the Systems which constitute Assumed Liabilities on the Closing Date, provided that, for this purpose, all Assumed Liabilities under clauses (i) and (ii) of
Section 1.02(b) shall be included in Adjustment Liabilities, notwithstanding any generally accepted accounting principles to the contrary. Adjustments to the Purchase Price under Section 1.04(b) and this Section 1.04(d) shall be made so as to avoid duplication in crediting Sellers or Buyer with any item of revenue or expense.

            (e) Adjustment for Shortfall in Subscribers or Annualized Cash Flow. In the event that (i) Sellers' Annualized Cash Flow is less than $5,600,000, and/or (ii) the actual number of Subscribers on the Closing Date is less than 40,000, then the Purchase Price shall be reduced by the greater of
(A) an amount equal to $48,000,000 multiplied by (($5,600,000 minus Sellers' Annualized Cash Flow) divided by $5,600,000), or (B) an amount equal to $1,200 multiplied by (40,000 minus such actual number of Subscribers). For purposes of this paragraph (e), the term "Sellers' Annualized Cash Flow" shall mean, with respect to Sellers on a consolidated basis, for the three calendar month

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period ending on or immediately prior to the Closing Date (such three calendar month period, herein the "Closing Period") and determined in accordance with GAAP, net operating profit (calculated before interest, income taxes, management fees, depreciation and amortization), multiplied by four (4); provided that (x) in calculating Cash Flow there shall be excluded therefrom
(A) any income not attributable to the ownership and operation of the Systems, and (B) non-recurring gains, losses and extraordinary expenses (including without limitation costs and expenses relating to (1) termination of employees of Sellers in connection with the consummation of the transactions contemplated by this Agreement, (2) the transactions contemplated hereby and the consummation of those transactions (including legal, brokerage, financial advisory and consulting fees), and (3) corporate overhead expenses which should not be allocated as expenses consistent with past practice), and (y) for purposes of estimating any adjustments pursuant to this paragraph (e) on or immediately prior to the Closing Date (as contemplated in paragraph (f) below), "Seller's Annualized Cash Flow" shall be calculated for the first two calendar months of the Closing Period, multiplied by six (6). For purposes of this paragraph (e), a "Subscriber" is a person who subscribes to a particular System for a period of at least two (2) full calendar months preceding the Closing Date and who is not more than sixty (60) days past due, was not solicitated by Sellers within 90 days prior to the date of determination by any promotion or offer other than in the ordinary course of business, and has not been persistently delinquent or subject to disconnect consideration within six (6) months preceding Closing (provided that in computing the number of Subscribers hereunder (1) there shall be included only the first outlet of a residential Subscriber, and (2) as to all commercial or bulk billing accounts of any System, such number of Subscribers shall be the result obtained by dividing the aggregate of the gross billings from such accounts from the provision of basic service (excluding any installation or non-recurring charge, any charge for equipment, and any pass-through charge) for the calendar month immediately preceding the Closing by the average standard monthly rate charged to single-family households for basic service for that System.

            (f) Procedure for Determination. At least five (5) business days prior to the Closing Date, Sellers shall deliver to Buyer a certificate in the form, content and reasonable detail acceptable to Buyer (the "Adjustments Certificate"), to be certified by Sellers to be true and complete to Sellers' knowledge as of the date thereof and setting forth Sellers' good faith estimates of the Net Working Capital, Subscribers, Sellers' Annualized Cash Flow and all other adjustments required pursuant to this Section 1.04, together with (i) copies of Sellers' consolidated income statements for the

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first two calendar months of the Closing Period, and Sellers' consolidated balance sheets as at the last day of the Closing Period (collectively, the "Closing Financial Statements"), (ii) copies of Sellers' most recent accounts receivable aging reports, schedules of liabilities and subscriber lists, (iii) any other written information used in or relied upon in making the proposed purchase price adjustment and preparing the Adjustment Certificate, and (iv) such other supporting documents as Buyer reasonably shall request. Buyer shall have the right to review, question and dispute in good faith the adjustments set forth in the Adjustments Certificate. If Buyer does raise questions regarding any adjustments, Buyer and Sellers shall negotiate in good faith to resolve all adjustments questioned by Buyer; provided that any of the foregoing adjustments and prorations which is not capable of final calculation or which is not finally resolved between Sellers and Buyer in good faith negotiations by the Closing Date shall be settled after the Closing in the manner set forth in
Section 1.08 hereof.


     1.05 Allocation. The Purchase Price shall be allocated among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, in accordance with an appraisal to be performed after the Closing by an appraiser selected by Buyer. All costs of the appraisal of the Purchased Assets pursuant to this Section
1.05 shall be borne by Buyer. Buyer and Sellers each agree to file with their respective federal income tax returns an initial asset acquisition statement and any supplemental statements on Internal Revenue Service Form 8594 required by Temporary Treasury Regulation Section 1. 1060-1T, all in accordance with and accurately reflecting the agreed upon allocation of the Purchase Price.

     1.06 Payment of Purchase Price. On the Closing Date, Buyer shall pay or cause to be paid to Sellers or Sellers' designee the Purchase Price, less (i) the amount paid to Sellers as provided in Section 1.07 below, and (ii) the aggregate amount of any unresolved purchase price adjustments subject to resolution under Section 1.08 below, in immediately available U.S. funds by wire transfer to a bank designated by Sellers in writing at least two business days prior to Closing.

     1.07 Deposit. Upon execution of this Agreement, Buyer is depositing $2,500,000 (the "Deposit") in an account with Bank of New York ("Escrow Agent"). The Escrow Agent shall hold the Deposit in escrow pursuant to and in accordance with the terms of an Escrow Agreement, in the form of Exhibit "1" hereto. On the Closing Date, the Deposit, together with all interest accrued thereon, calculated from the date of the deposit to but excluding the date of its application, shall be credited and be
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paid to Sellers or Sellers' designee as part of the Purchase Price.  In the event this Agreement is terminated by Sellers or Buyer pursuant to Section
11.01 hereof, the Escrow Agent shall return to Buyer or pay to Sellers or Sellers' designee (as the case may be) the Deposit, together with accrued interest thereon, all as provided in Section 11.02 hereof and in the Escrow Agreement.

     1.08 Final Adjustment. Within forty-five (45) days after the Closing Date, Sellers shall deliver to Buyer, (i) copies of Sellers' consolidated income statements for the Closing Period, and Sellers' income statements for the Closing Period, and Sellers' consolidated balance sheets as at the last day of the Closing Period, (ii) copies of Sellers' consolidated balance sheets and schedules of liabilities as at the day immediately preceding the Closing Date, and (iii) a complete list of all Subscribers as at the day immediately preceding the Closing Date. No later than thirty-five (35) days after Buyer's receipt thereof, Buyer shall notify Sellers in writing as to its final determination of adjustments to the Purchase Price pursuant to Sections 1.04(b), (c), (d) and (e) hereof. Sellers shall have ten (10) days to review Buyer's determinations and advise Buyer whether they agree or disagree with Buyer's determination and proposed adjustments to the Purchase Price, if any. If Sellers agree with Buyer's determination and adjustments then, within five
(5) days after Sellers' response to Buyer, (i) if the Purchase Price as finally determined is greater than the amount paid by Buyer to Sellers at the Closing, then Buyer shall pay to Seller an amount equal to such excess and (ii) if the Purchase Price as finally determined is less than the amount paid by Buyer to Sellers at the Closing, then Sellers shall pay to Buyer an amount equal to such excess (in either case, such amount being the "Final Payment Amount"), in each case together with interest thereon from the Closing Date to the date of payment at the rate announced from time to time by Citibank N.A. as its prime lending rate (the "Prime Rate"). If Sellers and Buyer disagree as to the Purchase Price adjustments, then the parties shall forthwith submit to Dispute Resolution pursuant to Section 12.12 hereof, with any Final Payment Amount as finally determined being paid by the appropriate party with interest from the Closing Date until the date of payment at the Prime Rate.

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                                 ARTICLE II

                            [INTENTIONALLY OMITTED]


                                  ARTICLE III

                                    CLOSING

     3.01 Closing. Subject to the terms and conditions set forth herein, the closing on the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Nixon, Hargrave, Devans & Doyle LLP, 437 Madison Avenue, 24th floor, New York, New York at 10:00 a.m., prevailing local time on a date specified by Buyer in writing to Sellers which is at least seven
(7) days but not more than twenty (20) days after Sellers deliver a notice to the Buyer that the conditions specified in Sections 8.02(e), (f), (g) and (h) have been fulfilled (or waived). Sellers shall deliver a notice that the conditions of closing specified in Sections 8.02(e), (f), (g) and (h) have been fulfilled (or waived) in accordance with the preceding sentence within 15 days of such time. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". Notwithstanding the foregoing, this Agreement may be terminated pursuant to Section 11.01 hereof if the Closing has not occurred by February 29, 1996 (the "Termination Date").

     3.02 Termination of Business. In connection with the Closing, the Sellers shall be deemed to have terminated their business activities as of the date and time of Closing and shall be responsible for all matters relating to the Systems, the Purchased Assets and Sellers' Operations prior to the date and time of Closing.

     3.03 Deliveries. At Closing, Sellers shall deliver or cause to be delivered to Buyer the instruments of conveyance, transfer, assignments and assumptions, all in form and content reasonably acceptable to Buyer, necessary or appropriate to convey, sell, transfer and assign to Buyer, the quality of title of all Purchased Assets required under the terms of this Agreement and necessary for Buyer's assumption of the Assumed Liabilities.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally hereby represent and warrant to Buyer that the following statements and representations are true and correct as of the date of this Agreement. To the extent that any representation or warranty of Sellers contained in this Section 4 is limited to "the best of

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Sellers' knowledge, after due inquiry," or "to the best of Sellers' knowledge"
such representation and warranty is made based solely upon the knowledge of the General Partners, Doucette Management Company or its assigns (collectively the "Manager"). Unless otherwise specified or the context otherwise requires, as used in this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the operations of a single System or a material adverse effect on the operations of the Systems taken as a whole or on the ability of Sellers to perform any of their obligations under this Agreement. "Material Adverse Change" shall have a correlative meaning.

     4.01 Due Authorization: Enforceability. Each Seller has the authority and legal capacity to execute and deliver to Buyer this Agreement and the Transaction Documents (as hereafter defined) to which such Seller is a party. This Agreement constitutes and, when executed and delivered by each Seller, such Transaction Documents will constitute the legal, valid and binding obligation of each Seller enforceable against each in accordance with their respective terms. All necessary and appropriate partnership action has been taken by Sellers with respect to their execution, delivery and performance of this Agreement and all other agreements contemplated hereby, including the Transaction Documents. Except as expressly set forth on Schedule 4.20 to this Agreement, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable Sellers to enter into and perform their obligations under this Agreement.

     4.02 Limited Partnership Agreements and Articles and By-laws. The copies of the Limited Partnership Agreement ("Limited Partnership Agreements") of each Seller and Certificate of Incorporation and By-laws of Southeast Cable delivered to Buyer on the date hereof are true and correct and complete copies thereof and include all amendments to the date hereof.

     4.03 No Conflict. The execution, delivery and performance of this Agreement and the Transaction Documents by Sellers will not, except as disclosed in this Agreement or in the Schedules hereto, (a) violate any provision of, or require any consent, authorization or approval under, any law or any judgment, decree or order of any court or federal, state or local governmental agency to which either Seller, any System or the Purchased Assets is subject or bound, (b) result in a breach of any of the terms of the Limited Partnership Agreements of the Sellers or the Certificate of Incorporation or By-laws of Southeast Cable, (c) result in a material breach of any of the terms of, or constitute a default by either Seller under, any

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indenture, mortgage, loan agreement, lease or other agreement or instrument to which either Seller is a party or by which either is bound, (d) create or impose any lien, charge, encumbrance, or restriction upon any of the Systems or the Purchased Assets, or (e) create a right in any person to accelerate payment of principal of any indebtedness due from either Seller nor increase the amount of any interest due under such indebtedness.

     4.04 Litigation. Except as disclosed on Schedule 4.18 hereto, there is no litigation, at law or in equity, nor any proceeding before any commission or other governmental agency or authority, pending, or, to the best of Sellers' knowledge after due inquiry, threatened against either of the Sellers which would prevent or restrict either Seller's right or ability to consummate the transfer of the Purchased Assets as contemplated herein.

     4.05 Disclosure. The representations and warranties of the Sellers in this Agreement do not contain any untrue statement of a material fact nor omit to state a material fact required to be stated herein which is necessary to make the statements contained herein not misleading.

     4.06 Title to Assets. Sellers have good, valid and marketable title to all the Purchased Assets (real and personal, tangible and intangible), in each case subject to no liens, security interests, encumbrances, charges or adverse claims of any nature whatsoever, except for (i) security interests in favor of Philips Credit Corporation ("Philips") as secured lender to Sellers (which security interests are to be terminated, satisfied and released on the Closing
Date); (ii) interest of the owners or minor imperfections of title with respect to property under lease used in any of the Systems which do not materially interfere with the use of said property; and (iii) liens for current local real estate taxes not yet due and payable. The Purchased Assets constitute all property and assets necessary to conduct the business and operations of each System as presently conducted.

     4.07 Financial Statements. Sellers have provided to Buyer true, complete and correct copies of (i) the balance sheets and statements of income and retained earnings and changes in financial position at and for the fiscal years ended December 31, 1993 and December 31, 1994, respectively, together with the audit report of Williams, Rogers, Lewis Co., P.C. (the "Audited Financial Statements") and (ii) the unaudited balance sheet and statements of income for the eight-month period ended August 31, 1995 (the "Unaudited Financial Statements). The Audited Financial Statements have been prepared in accordance with GAAP (except as indicated in the notes thereto) and fairly present each Seller's financial condition, results of its operations and
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changes in its financial position at and for the periods therein specified.
The Unaudited Financial Statements were prepared in accordance with GAAP and fairly present each Seller's financial condition, results of its operations and changes in its financial position at and for the period therein specified. The books and records of each Seller from which the Audited Financial Statements and the Unaudited Financial Statements are prepared properly and accurately record the transactions and activities which they purport to record, and such books and records will properly and accurately so record such transactions and activities through the Closing Date.

     4.08 Absence of Certain Changes. Since August 31, 1995, each Seller has conducted its business in the ordinary course and there has not been any materially adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, properties, or businesses of the Sellers, whether as a result of any legislative or regulatory change, revocation of any permits, franchises, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, nor has either Seller undertaken or committed to any business practice which is inconsistent with past practices, and without limiting the foregoing, except as set forth on Schedule 4.08, Sellers have not:

          (a)  entered into any material transaction
               or incurred any material liability or obligation relating to any System that was entered into or incurred other than in the ordinary course of business;

          (b)  sold or transferred any of the assets
               relating to any System other than assets disposed of in the ordinary course of its business where suitable replacements, if necessary, have been made therefor;

          (c) suffered any Material Adverse Change in the business, assets, properties, or financial condition of any System, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of any System;

          (d) canceled any debts owed to or claims held by Sellers with respect to any System; or

          (e) suffered any material write-down of the value of any Purchased Assets.

     4.09 Real Property. Sellers do not own any real property used in connection with the Systems. Schedule 4.09 contains a true and complete list of (i) all real property leased by each Seller ("Real Property"), (ii) the location of such Real Property, and (iii) the name of lessor, the rental rate and the lease term. Except as set forth on Schedule 4.09:

          (a) Each Seller has a valid leasehold interest in all Real Property which such Seller leases, and such Seller has duly complied with all of the terms and conditions of such leases and has not done or performed or failed to perform any act which would materially impair its right to use the Real Property leased thereunder on the terms of such leases. There is no existing material default by either Seller or by the landlord under any such leases.

          (b) Sellers do not occupy or use any parcel of real property that is material to its business which is not now leased by either Seller and disclosed on Schedule 4.09.

          (c) The Real Property listed on Schedule 4.09 constitutes all of the Real Property required for the operation of each System as conducted at present. All Real Property (including improvements thereon) is in good condition and repair consistent with its present use, and is available for immediate use in the conduct of the business and operations of the Systems. To Sellers' knowledge, the Real Property and the improvements thereon do not violate existing building codes or zoning laws (after giving effect to all provisions of such codes or laws that permit continuation of a condition or use that precedes adoptions of such codes or laws so long as such provision will continue to permit continuation of such use after the sale of the Real Property to Buyer), except for violations that do not have a material adverse effect on the use of the Real Property or materially detract from the value of the Real Property.

          (d) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property which would materially impair either Seller's ability to use such Real Property for its intended purpose.

          (e) Sellers shall transfer to Buyer all licenses and/or permits necessary or incidental to use of the Real Property set forth on Schedule 4.09 in the operation of the Systems. Sellers are not in violation or default of any permit or license in any respect that would have a Material Adverse Effect. Sellers have received no written notices, citations or complaints from governmental or non-governmental parties regarding any aspect of the use and enjoyment of said Real Property.

          (f) There are no pending or, to the Sellers' knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property, or other matters affecting adversely the current use, occupancy, or value thereof.

          (g) Sellers' facilities located on the parcels of Real Property are supplied with utilities and other services necessary for Sellers' operation of such facilities, including, as applicable, gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcels of Real Property.

          (h) The parcels of Real Property abut on and/or have vehicular access to public roads.

     4.10 Tangible Personal Property. Schedule 4.10 contains a true and complete list of (i) each item of tangible personal property that is owned, used or leased by each Seller and included in the Purchased Assets ("Personal Property"), (ii) the type and quantity of such property, and (iii) the name of the lessor, the rental rate and the lease term with respect to such property which is leased. Except as set forth in Schedule 4.10:

          (a) Each Seller has good and marketable title to each item of such Personal Property listed on
               Schedule 4.10 as being owned by a Seller; each item of Personal Property is owned free and clear of all liens, security interests, encumbrances, charges or restrictions of any nature whatsoever, except for security interests in favor of Philips as secured lender to Sellers (which security interests are to be released on the Closing Date);

          (b)  Each item of such Personal Property listed on
               Schedule 4.10 as being leased by a Seller is leased under a lease or other instrument pursuant to which such Seller has a valid leasehold interest in such Personal Property, and such Seller has duly complied with all of the terms and conditions of such leases and has not done or performed or failed to perform any act which would materially impair its rights to use such Personal Property for its intended purpose on the terms of the lease therefor. There is no existing material default by either Seller or by the lessor under any such leases;

          (c) Each such item of Personal Property is in good operating condition and repair, subject to ordinary wear and tear;

          (d) Sellers do not possess or use any material item of tangible Personal Property that is material or necessary to the operation of any of their respective Systems which is not now owned or leased by a Seller and disclosed on Schedule 4.10;

          (e)  The Personal Property listed on Schedule
               4.10 constitutes all the material items of personal property used by either Seller in the operation of any System; and

          (f) Sellers have and shall transfer to Buyer all licenses and/or permits necessary or incidental to the use of said Personal

               Property set forth on Schedule 4.10 in the operation of the Systems. Sellers have received no written notices, citations or complaints from governmental or non-governmental parties regarding any aspect of the material use and enjoyment of said Personal Property.

     4.11 Patents, Trademarks and Copyrights. Neither Seller possesses any patent, patent right, trademark or copyright or is a party to any license or royalty agreement with respect to any patent, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to CATV systems generally.

     4.12 Franchises. All of the cable television franchises, licenses and authorizations used or held for use in the operations of each of the Systems (together with all amendments and supplements thereto, collectively herein the "Franchises") are listed on Schedule 4.12, which sets forth in summary fashion the name of the governmental authority that has issued the Franchise (the "Municipal Authorities"), the area encompassed by the Franchise, the dates of grant and expiration of the Franchise and the franchise fee). Sellers have delivered to Buyer true and complete copies of all Franchises. Except as set forth on Schedule 4.12 hereto, each Franchise is in full force and effect and constitutes a valid and binding obligation of the franchising authority which is a party to such franchise, is legally enforceable against such franchising authority in accordance with its terms, and each Seller is validly and lawfully operating each of its Systems under the Franchises. Except as set forth in
Schedule 4.12 hereto, Sellers are not in violation of or default under any material provision of any Franchise, and Sellers are not in violation of or default in the performance of their respective material obligations under any Franchise. To Sellers' knowledge, there exists no fact or circumstance, which with the passage of time or the giving of notice or both, would constitute a default under any Franchise or permit the franchising authority to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. The Franchises are the only franchises, licenses and authorizations necessary for Sellers to operate each of its Systems lawfully and in the manner in which they are presently being operated. Sellers have filed with the appropriate Municipal Authorities all appropriate requests for renewal under the Communications Act (as defined in Section 4.13(k) below) within 30 to 36 months prior to the expiration of each Franchise. Sellers have not made any commitments (oral or written) to any governmental authorities with respect to any System other than those contained in the Franchises. To Sellers' knowledge (without inquiry), no prior owner of any of the Systems has made any commitment (oral or written) to any Municipal Authority with respect to any System other than those contained in the Franchises. All reports, applications, financial statements and other documents required to be filed by Sellers with respect to each System have been filed, except where the failure to file would not have a Material Adverse Effect. Except as otherwise provided in Sections 8.02(f) and 9.02 hereof, the Franchises shall be assigned to Buyer at Closing with the consent and approval of applicable franchising authorities. Except as specified on Schedules 4.12, no community serviced by any of the Systems has become certified by the FCC for the purpose of regulating a System's operations and/or rates.

     4.13 Systems Information.

          (a) Schedule 4.13 is a true and complete list of the current channel alignment (including all broadcast stations and satellite services carried, cable channel assignment, frequencies utilized and pilot frequencies) for each of the Systems. Schedule 4.13 also sets forth, as of August 31, 1995, the number of Subscribers of each System and the number of Homes Passed by each System. "Homes Passed" means the sum of each single family residence or dwelling unit within a building containing multiple dwelling units that is located within 500 feet of the activated trunk or feeder cable of a System, plus commercial and other buildings (including hotels) actually served by a System.

          (b) Each Seller has filed offset notifications for or obtained appropriate waivers for all aeronautical frequencies in use by any of the Systems. Each Seller's use of such aeronautical frequencies is in material compliance with all applicable FCC rules, regulations and requirements. Each System has the capability of carrying channels and providing reception on all such channels. Except as set forth on Schedule 4.13 hereto, each System is presently carrying channels and is providing reception on all such channels in compliance with the technical standards set forth in all applicable FCC rules, regulations and requirements. Schedule 4.13 is a true and complete list of such frequencies, the geographic coordinates of the approximate center of each of the System's service areas and the authorized radius of each such System.

          (c) At the Closing, the Systems collectively will contain approximately 2,460 miles of aerial plant and approximately 120 miles of underground plant.

          (d) Except as set forth in Schedule 4.13, (i) the Systems are the only cable television systems, multichannel multipoint distribution service, or other multichannel video programming service (other than any direct broadcast satellite service) presently servicing the area included in the Franchises or in any area in which either Seller operates that does not require a Franchise and (ii) to Sellers' knowledge, after due inquiry, no other cable television franchises or other franchises, licenses or authorizations have been issued and no applications for such franchises, licenses or other authorizations are pending with respect to providing such services to those areas.

          (e) Each Seller has complied in all respects with all applicable governmental laws, rules and regulations, the violation of which would have a material adverse effect on the Buyer's right or ability to operate any of the Systems. There is no legal action or governmental proceeding pending or, to Seller's knowledge after due inquiry, threatened for the purpose of modifying, revoking, terminating, suspending, canceling or reforming any of either Seller's FCC licenses or which might have any other material adverse effect upon, or cause disruption to, the Buyer's operation of any of the Systems after Closing.

          (f) All material royalties, fees, reports, schedules and returns of any administrative agency of the federal or any state or local government or any utility relating to each of the Systems which are required to be filed and paid have been filed and paid.

          (g) All necessary Federal Aviation Administration ("FAA") and FCC approvals with respect to each System's towers have been obtained and maintained in compliance with the rules, policies and regulations of the FAA and the FCC. Schedule 4.13 contains a true and complete list of each of the System's towers and copies of all relevant FAA determinations with respect thereto.

          (h) Each Seller has all material agreements, leases, easements, pole attachments, rights-of-way, contracts, licenses, franchises, permits and uses of real property necessary for the current operation of each of the Systems and is not in violation or default of any such agreements or contracts in any respect that would have a Material Adverse Effect.

          (i) Each Seller has filed all material copyright notices and reports required to be filed by it and has paid all material fees required to be paid by it with respect thereto for the operation of each of the Systems. Neither Seller is aware of any inquiry, claim, action or demand pending before the Copyright Office or any court which questions the copyright filings or payments made by such Seller with respect to any of the Systems.

          (j) To Sellers' knowledge, each of the Systems shown on Schedule 4.13 under "Effective Competition" are subject to effective competition under
Section  623(l) of the Communications Act.

          (k) Except as set forth on Schedule 4.13, each Seller is in material compliance with the rules and regulations of the FCC, the rules and regulations of the Copyright Office, the Copyright Act, the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984 and by the Cable Television Consumer Protection and Competition Act of 1992 (collectively, the "Communications Act") and the rules and regulations thereunder of each act, and the applicable rules and regulations of the FAA with respect to hazards to air navigation. Sellers have provided appropriate notices to subscribers of their right to privacy in accordance with the requirements of the Communications Act. Except as set forth on Schedule 4.13, the Sellers are currently in compliance with 47 C.F.R. Section 76.92 and 76.151, with respect to network non-duplication protection and syndicated exclusivity, and Sellers are not aware of any complaint filed with the FCC alleging Sellers' non-compliance with such regulations.

          (l) All of the communities to which Sellers provide service have been registered with the FCC. Schedule 4.12 contains a true and complete list of each such community and its corresponding community unit identification number. Sellers hold all FCC licenses, permits and authorizations which are required by law in connection with their operation of each of the Systems. Each such license is listed in Schedule 4.13 hereto. Each such licensed facility is being operated in all material respects in accordance with the requirements of the relevant license and the rules and regulations of the FCC. Each employment unit operated by Sellers, including headquarters offices, is currently and, since November 1, 1992, has been in compliance with the equal employment opportunity requirements of Section 554 of the Communications Act and the FCC's implementing rules and regulations.

          (m) Except as set forth on Schedule 4.13 hereto, all broadcast television station signals carried on any of the Systems, excluding superstations carried pursuant to 47 C.F.R. Section 76.64, are being carried either pursuant to a must carry election or retransmission consent agreement between a Seller and the broadcast station licensee authorizing the retransmission of the station's signal, as the case may be. Except as set forth on Schedule 4.13 hereto, (i) each such retransmission consent agreement is in full force and effect and consistent with FCC rules, and (ii) there is no dispute pending or, to Sellers' actual knowledge, without inquiry, threatened with respect to the carriage or channel position of any broadcast station. Sellers have complied in all material respects with the must carry and retransmission consent provisions of the Communications Act and the FCC rules and regulations promulgated thereunder.

     4.14 Contracts. Schedule 4.14 is a true and complete list of each of the following contracts (the "Contracts") to which either Seller is a party or by which either or either's property is bound:

          (a)  Pole attachment and underground conduit agreements;

          (b)  Right-of-way agreements;

          (c)  Contracts for the purchase or sale of
               goods, programming or services (other than individual subscribers agreements) not terminable on less than 30 days' notice and which (i) require or are reasonably anticipated to require the payment by Sellers of more than $10,000 in any twelve month period, (ii) under which either Seller is entitled to receive $10,000 or more annually, or (iii) which affect any of the Systems in any material way;

          (d) all leases or other rental agreements (other than those included on Schedule 4.09 hereto) under which either Seller is either lessor or lessee of property used or held for use primarily in the operations of any System that call for annual lease payments in excess of $2,500 individually; and

          (e)  all agreements for the retransmission
               by any of the Systems of any signals.

Sellers have delivered to the Buyer true and complete copies of all Contracts listed on Schedule 4.14.

     All of the Contracts are validly existing and in full force and effect. Sellers have obtained and each now holds all of the contracts which are necessary or required for the lawful ownership and operation of each of the Systems as presently owned and operated. Except as set forth in Schedule 4.14, Sellers warrant that they have not at any time prior hereto failed to operate and maintain any of the Systems in a manner which could now or hereafter result in cancellation or termination of, or liability for damages under, such Contracts nor has either Seller defaulted in its obligations pursuant to said Contracts which default could result in the cancellation of any such Contract or adversely affect any material rights of such Seller
thereunder.   Each Seller is in compliance in all material respects with all requirements of all governing or regulatory authorities relating to the Contracts. Except as disclosed on Schedule 4.14, without inquiry Sellers have not been made aware of any intention by any party to any Contract (i) to terminate such Contract or amend the terms thereof without the consent of Sellers, (ii) to refuse to renew such Contract upon expiration of its term, or
(iii) to renew such Contract upon expiration only on terms and conditions that are materially more onerous than those now existing. Except for the need to obtain the consents listed on Schedule 4.20, Sellers have full legal power and authority to assign its rights under all Contracts to the Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuation of any such Contract.

     4.15 Insurance. Each of the Systems and all of the Purchased Assets are insured against risks in such amounts which Sellers believe are usually and customarily insured against in the cable television industry, subject to reasonable deductibles, including, without limitation, (i) fire and extended coverage insurance on all of the Purchased Assets in amounts typical for such insurance in the cable television industry, and on the business of the Systems, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks arising in the ordinary course of business customarily included within a form of comprehensive liability insurance and each insurance policy is summarized in
Schedule 4.15 hereof. All insurance policies are in full force and effect. Sellers have not received any notice of cancellation under any of these policies. Sellers currently have, or there exists for the Sellers' benefit, in full force and effect, the performance, surety or other bonds set forth on
Schedule 4.15, which represent all such bonds required under the Franchises, except where the requirement has been waived by the grantor or other party to any such Franchise or except where the failure to have such bonds would not have a Material Adverse Effect.

     4.16 Agreements with Employees; Labor Relations.  Except as set forth on
Schedule 4.16, neither Seller is party to any employment agreement, written or oral, with employees engaged in business operations of any of the Systems which cannot be terminated at will by such Seller, and, except as set forth on
Schedule 4.16, neither Seller has any pension or profit sharing or other employee benefit plan for the employees of any of the Systems including but not limited to any plans subject to the Employee Retirement Income Security Act of 1974, as amended. The names, titles and rates of compensation of all of the employees of Sellers involved in the operation of any of the Systems, are listed on Schedule 4.16 (collectively, the "Employees"). The Employees are not parties to any collective bargaining agreement with either Seller and there are no grievances or disputes, nor have there been any grievances or disputes since January 1, 1994, with any union or any other organization of either Seller's employees or any demands for collective bargaining by any union or organization or threats of strikes or work stoppages. There is not pending or, to Sellers' knowledge, threatened any charge or complaint against either Seller by the National Labor Relations Board or any state labor relations board or equal employment opportunity or any similar state agency or commission or any representative thereof.

     4.17 Taxes, Returns and Other Reports.  Except as set forth on Schedule
4.17:

          (a) Each Seller has filed all reports and returns relating to all income, excise, property, sales, use, franchise or any other fees, assessments or taxes imposed by the United States or any state, local or foreign government required to be filed by it since November 1, 1992 (which returns and reports are true, correct and complete in all material respects) and has paid all such fees, assessments or taxes shown as due on such returns.

          (b)  No notices respecting material asserted
               or assessed and unresolved deficiencies for any fees, assessments or taxes have been received by either Seller since November 1, 1992 for any period.

          (c) There is, to the knowledge of Sellers, without inquiry, no investigation by any tax agency or authority presently pending or threatened, and the Sellers are not a party to any action or proceeding by any governmental authority for the assessment or collection of fees, assessments or taxes.

          (d) There are no audits pending nor has either Seller extended or waived any statute of limitation with respect to any tax, which extension or waiver has not expired.

          (e) Since November 1, 1992, neither Seller has been subject to audit or adjustment or resettlements relating to taxes by any federal, state or local taxing authority.

          (f) None of the Purchased Assets is subject to any lien in favor of the United States or any state or local taxing authority.

     4.18 Litigation. Except as set forth on Schedule 4.18, there is no action, suit, claim, demand, arbitration or other proceeding (or, to the knowledge of Sellers, any investigation), administrative or judicial, pending (or, to the knowledge of Sellers, threatened) against or relating to the Sellers or either of them, or the Purchased Assets, nor has any order of any court or other governmental authority or agency been issued against or relating to any of the foregoing.

     4.19 Environmental Matters. (i) Each Seller is currently in compliance with all applicable environmental laws, and has obtained all permits and other authorizations needed to operate its facilities, (ii) to Sellers' knowledge, there is no present requirement of any applicable environmental law which is due to be imposed upon it which will increase its cost of complying with the environmental laws, (iii) to the best of Sellers' knowledge, after due inquiry, there has not been and is not now on or under the leased Real Property any treatment, storage, recycling, disposal or arrangement therefor, of any hazardous waste or any underground storage tanks, in use or abandoned. As used in this Agreement, the terms (A) "Environmental Laws" include but are not limited to any federal, state or local law, statute, charter or ordinance, and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities, including without limitation (a) the emission, discharge, release or spilling of any substance into the air, surface water, groundwater, soil or substrata;
(b) the manufacturing, processing, sale, generation, treatment, storage, disposal labeling or other management of any waste, hazardous substance or hazardous waste, and (B) "waste", "hazardous substance" and "hazardous waste" include any substance defined as such by any applicable environmental law.

     4.20 Consents. Except for the consents, approvals, permits, authorizations of, declarations to, or filings with the governmental or regulatory authorities and other third parties

(collectively, the "Consents") listed on Schedule 4.20, no other Consents are legally or contractually required (a) for Sellers to consummate this Agreement and the transactions contemplated hereby, (b) to permit Sellers to assign or transfer the Purchased Assets to Buyer or (c) to enable Buyer to lawfully operate each System as it is presently operated by Sellers.

     4.21 Suppliers and Subscribers. Schedule 4.21, to be delivered to Buyer not less than five (5) business days prior to the Closing Date, sets forth a list which is accurate as of the date specified therein (which shall be within thirty-one (31) days prior to the Closing Date), as follows:

          (a)  Any supplier from whom any of the
               Systems purchased supplies within the most recent twelve-month period prior to the date of such Schedule 4.21, excluding, however, those suppliers who during such period have delivered supplies with an aggregate value of less than $10,000.

          (b)  A listing of all subscribers to each
               of the Systems.

     4.22 Compliance With Laws. Except as disclosed on Schedule 4.22 hereof or elsewhere in this Article IV or the other Schedules hereto, Sellers are not in violation of any applicable order, judgment, injunction, award or decree relating to any of the Systems, nor are the Sellers in violation of any federal, state or local law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to any of the Systems or the Purchased Assets (excluding, in each case, violations which do not individually or in the aggregate materially adversely affect Sellers' ownership and operation of any of the Systems or Sellers' ability to perform its obligations under this Agreement). Without limiting the generality of the foregoing, except as disclosed on Schedule 4.22 hereof or elsewhere in this Article IV or the other Schedules hereto, (a) there is not pending or, to Sellers' knowledge, threatened any notification of any governmental authority that the Sellers or either of them is not in compliance with applicable laws and regulations respecting employment and employment practices, occupational safety and health laws and regulations, the laws or regulations relating to the quality of the environment, FCC matters and the Sellers know of no basis therefor, and (b) the Sellers have not received any notification of past violations of such laws or regulations (except for such violations which no longer exist).

     4.23 Restrictive Provisions. The Sellers are not subject to, or party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument or any law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which adversely affects the business practices, operations or condition of the Purchased Assets or any of the Systems in any material respect, or which would prevent the consummation of the transactions contemplated by this Agreement or the continued operations of each of the Systems on substantially the same basis following the Closing Date as heretofore operated.

     4.24 No WARN Obligation. No notices to employees of either Seller are required under the federal Worker Adjustment and Retraining Notification Act as a result of the transactions contemplated hereby.

     4.25 Transactions with Affiliates. Except as disclosed on Schedule 4.25 hereto and except for transactions contemplated by existing management arrangements with the Manager and existing financing arrangements between Philips Credit Corporation and the Sellers, the Sellers have not been involved in any business arrangement or relationship relating to any System with any Affiliate of either Seller, and no Affiliate of either Seller owns any property or right, tangible or intangible, that is used or held for use primarily in the operations of any System. As used in this Agreement, "Affiliate" has the meaning given to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended; provided that, notwithstanding the foregoing definition to the contrary, the term "Affiliate" shall not include any person or entity that, directly or indirectly through one or more intermediaries, controls Philips Credit Corporation.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers that the following statements and representations are true and correct as of the date hereof:

     5.01 Organization and Standing. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Prior to the Closing Date, Buyer will be qualified to do business as a foreign limited partnership in the states of Tennessee, Georgia and Virginia.

     5.02 Due Authorization; Enforceability. Buyer has the partnership power and authority to execute and deliver this

Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents and the performance by it of the obligations to be performed by it hereunder and thereunder have been duly authorized by all necessary partnership proceedings on the part of Buyer. This Agreement constitutes, and the Transaction Documents, when executed and delivered by Buyer, will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     5.03   No conflict.  Except for the filings and consents referred to in
Section 4.20 or otherwise listed on Schedule 5.03, neither the execution and delivery by Buyer of this Agreement, the performance by Buyer of the terms and conditions hereof or thereof, nor the consummation by Buyer of the transactions contemplated hereby will:

            (a)  conflict with or result in any breach
                 of any of the terms, conditions or provisions of the certificate of limited partnership or partnership agreement of Buyer,

            (b)  breach or violate any provision of,
                 or require any consent, authorization or approval under, any law or administrative regulation or any judgment, decree or order, applicable to, or any governmental permit or license issued to Buyer, or

            (c)  result in a breach or violation of or
                 require any consent, authorization or approval under, any of the material terms of any material indenture, mortgage, lien, lease, agreement or constraint to which Buyer is a party or to which it is bound.

     5.04 Litigation. There is no litigation, at law or in equity, or any proceedings before any commission or other governmental authority, pending or, to the knowledge of Buyer, threatened against or which may adversely affect Buyer involving the possibility of any judgment, order or other decision which might impair materially the ability of Buyer to consummate the transactions contemplated by this Agreement.

     5.05 Adequate Assignee. Buyer, standing alone or with the support of its affiliates, has sufficient technical and business experience, management and financial resources to meet its obligations hereunder (including without limitation its obligation to pay the Purchase Price to Sellers on the Closing
Date), and the customary and reasonable requirements generally imposed by franchising authorities, utilities or landlords of head-end sites as a condition to their consents to assignments of Franchises, pole attachment agreements, lease agreements and other agreements affecting any of the Systems from Sellers to Buyer.

     5.06 Buyer's Due Diligence. Buyer is a sophisticated operator of CATV systems. Buyer has independently conducted such inspections, tests, audits and analyses of the Systems, the Purchased Assets and Sellers' books and records pertaining thereto as Buyer deems necessary or prudent. As of the date of this Agreement, Buyer is not aware from its due diligence investigation of any fact or circumstance which renders any of Sellers' representations and warranties set forth in Article IV hereof or in Sellers' Schedules to this Agreement false or inaccurate, except such facts or circumstances, if any, which have been disclosed in writing to Sellers prior to the date hereof. Neither this representation or any review, examination or investigation by Buyer shall diminish or obviate any of the obligations of Sellers under this Agreement.

     5.07 Accurate Information. All information furnished by Buyer to any party who must provide a consent to assignment of any of the Purchased Assets, and all information provided in connection with the filings and reports specified in Section 7.02 hereof, shall be accurate and complete in all material respects.


                                   ARTICLE VI

                           COVENANTS PRIOR TO CLOSING

     Sellers jointly and severally covenant and agree as follows:

     6.01 Conduct of Business. From and after the date of this Agreement and until the Closing Date, Sellers (whether individually or collectively) without the prior written consent of Buyer (which shall not be unreasonably withheld):

            (a) will not enter into or commit to any transaction other than in the usual and ordinary course of business,

            (b) will operate its business only in the ordinary course consistent with past practice consistently applied,

            (c)  will maintain and repair the Purchased
                 Assets in accordance with good standards of maintenance,

            (d) will not sell or otherwise dispose of any of the Purchased Assets, except for routine sales of obsolete assets, and

            (e) will not permit any Franchise, permit, lease, right of way or other authorization or right material to any System to lapse or to be terminated, restricted or impaired.

     6.02 Preservation of Systems' Business. Sellers shall exert their reasonable best efforts consistent with past business practices to preserve the business of any System and preserve their good will.

     6.03 Notice of Events. Sellers shall promptly upon becoming aware notify the Buyer in writing of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a breach of this Agreement, or (b) any event, occurrence, transaction or other item which would have been required to be disclosed on any schedule, exhibit or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date of this Agreement, other than matters arising in the ordinary course of business which would not render any of the representations, warranties or other undertakings of Sellers under this Agreement false or misleading.

     6.04   [Intentionally Omitted]

     6.05 Periodic Financial Information. The Sellers shall furnish to the Buyer within 25 days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense for the month just ended and such other financial information (including information on payables and receivables) as the Buyer may reasonably request. The income statements delivered by the Sellers to Buyer pursuant to this Section 6.05 shall be prepared from the books and records of the Sellers in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records and accounts of the Systems, shall be complete and correct in all material respects, and shall present fairly the results of operations of the Systems for the periods then ended.

Promptly after the preparation thereof, the Sellers shall deliver to the Buyer copies of any other financial statements, subscriber counts and other operational data regularly prepared by the Sellers or the Manager for Sellers' internal use or for delivery to their Lenders. The Sellers shall also provide Buyer on a periodic basis with reports of capital expenditures made with respect to the Systems.

     6.06 No Negotiations by Sellers. Between the date hereof and the Closing Date, Sellers shall not, directly or indirectly: (a) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person (other than Buyer) relating to any acquisition or purchase of assets of, or any equity interest in, the Sellers or any of the Systems, or any exchange, offer, merger, consolidation, purchase of assets, liquidation, dissolution or similar transaction involving the Sellers or any of the Systems, (b) enter into or participate in any discussion or negotiation regarding any of the foregoing, or furnish to any person (other than the Buyer and its representatives) any information with respect to the Sellers or any of the Systems (provided that Sellers shall be permitted to furnish such information to the Manager and to such persons, entities and governmental authorities in connection with procuring any third-party consent contemplated hereby), or (c) except as otherwise permitted hereunder, otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person (other than Buyer) to do or to seek any of the foregoing. Sellers will notify Buyer immediately if any such proposal is received or if any such discussions, negotiations or other events occur or are sought to be initiated, and such notice will be set forth in detail and the terms and other particulars thereof.

     6.07 Change of Sellers' Names. At such time after the Closing as shall be reasonable in view of Sellers' actual or contingent obligations hereunder and Sellers' anticipated winding-up of their business operations, Sellers shall change their names to ones which are dissimilar to any name used in connection with any of the Systems.

     6.08   Cure of Certain Exceptions to Sellers' Representations.  Schedule
6.08 hereto lists certain exceptions to the representations and warranties of Sellers which have been disclosed by Sellers in this Agreement or on certain Schedules hereto, which deficiencies Sellers intend to cure prior to the Closing. Sellers at their sole cost and expense shall cure all such deficiencies listed on such Schedule, and, to the extent reasonably requested by Buyer, provide Buyer with evidence of such cure, prior to the Closing Date.

     6.09   Covenant Not to Compete.

            (a) Each Seller covenants and agrees that for a period of five years after the Closing Date, neither Seller nor any of the General Partners, Philips Credit Corporation or James E. Doucette, or entities controlled by him (collectively, the "Restricted Group") will, without prior written consent of Buyer, except as provided in clause (b) of this Section 6.09 and except as otherwise contemplated by Section 9.02 hereof, directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, or otherwise with, any business or organization any part of which engages in the business of owning or operating cable television systems within any Franchise Area (as defined in Section 8.02(f) hereof).

            (b) Notwithstanding clause (a) of this Section 6.09, the ownership of a company's securities listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System, which constitute less than five percent (5 %) of the outstanding voting stock thereof and does not otherwise constitute control over such company, shall not be prohibited.

            (c) Each Seller agrees that if either Seller or any member of the Restricted Group engages or threatens to engage in any activity that constitutes a violation of the provisions of this Section 6.09, Buyer shall have the right and remedy to have the provisions of this Section 6.09 specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Section
6.09 would cause immediate irreparable injury to Buyer and that money damages would not provide an adequate remedy at law for any breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

            (d) If any of the provisions or covenants contained in this Section
6.09 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the court making such determination shall have the power to reduce the duration and/or scope of the provision or covenant, and the provision or covenant in its reduced form shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 6.09 in any other jurisdiction.

            (e) At Closing, Philips Credit Corporation shall provide the Buyer with a written undertaking to cause the members of the Restricted Group to abide by the covenants in this Section 6.09.

     6.10 Philips Credit Corporation. Prior to or at Closing the Sellers shall cause the security interests in favor of Philips Credit Corporation with respect to the Systems and/or the Purchased Assets to be satisfied, terminated and released.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Buyer covenants and agrees as follows:

     7.01 Information Kept Confidential. Unless and until the transactions contemplated hereby have been consummated, Sellers and Buyer will hold in strict confidence, and not use in any way except in connection with the transactions contemplated by this Agreement, all data and information obtained in connection with the transactions contemplated by this Agreement from or on behalf of the other party, except any of the same which:

            (a)  was in the public domain prior to
                 being furnished to the receiving party, or

            (b) is required to be disclosed by the receiving party or by any of its agents or representatives in connection with any court action or any proceeding before a governmental regulatory or administrative body or in connection with securing any consent or approval required hereunder or any financing contemplated hereby.

In the event that this Agreement shall be terminated in accordance with Article XI of this Agreement, the receiving party shall promptly return or destroy (and promptly confirm in writing that it has been destroyed) all such information without retention of any copies or extracts thereof.

     7.02   Filings with the FCC and Municipal Authorities: Hart-Scott-Rodino-
Act.

            (a) As soon as practicable, but in no event later than 30 days after the date of this Agreement, the parties shall file with the FCC and the Sellers shall file with any Municipal Authorities from which consent to the transactions contemplated by this Agreement must be obtained, an application or applications requesting consent to such transactions; the

Buyer shall assist the Sellers in all reasonable respects (including, without limitation, by attending meetings with the parties who must provide such consents and by providing the financial data, information as to operating experience, appropriate insurance and surety bonds reasonably required in order to obtain such consents), and the parties shall take with due diligence all reasonable steps necessary to expedite the processing of the application or applications and to secure such consent or approval. The Sellers and Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, Municipal Authorities that relate to the obtaining of such consents and approvals, and each party shall have the right to participate in any hearings or proceedings before Municipal Authorities with respect to such consents and approvals. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any such application to be prepared by it and in connection with the processing of that application. In the event that the party from whom such consent is requested shall propose to issue in the name of Buyer a new system agreement in lieu of consenting to an assignment, Buyer shall agree to accept such proposal so long as, in Buyer's reasonable business judgment, the terms and conditions of the new agreement are no less favorable, in any material respect, than those presently held by Sellers.

            (b) Within 30 days after the execution of this Agreement, the Sellers and the Buyer shall, in cooperation with the other, file in connection with the transactions contemplated by this Agreement any reports or notifications that may be required to be filed by them pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R") with each of the Department of Justice and the Federal Trade Commission, and each Seller and the Buyer shall comply promptly with all requests for further documents and information made by the Department of Justice or the Federal Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. The Sellers and the Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, the Federal Trade Commission or Department of Justice that relates to the transactions contemplated by this Agreement, and to the extent practicable, to permit each other to participate in any conferences with the Federal Trade Commission or Department of Justice. Any filing fee required by the Federal Trade Commission or Department of Justice in connection with any report or notifications required to be filed by either the Buyer or the Sellers under the H-S-R in connection with the transactions contemplated by this Agreement shall be paid one-half by the Buyer and one-half by the Sellers.

     7.03   Consents: Assignments of Agreements and Assets.

            (a) The Sellers shall use reasonable efforts (but shall not be required to make any payment except as may be required to cure any default by the Sellers under any Franchise or agreement and except for the incidental costs of preparing and submitting applications and other requests, costs of responding to reasonable inquiries and in-person meetings and ordinary and customary filing fees and processing charges), and the Buyer shall assist the Sellers in any reasonable respects (including, without limitation, by attending meetings with the parties who must provide such consents and by providing the financial data, information as to operating experience, appropriate insurance and surety bonds reasonably required in order to obtain such consents), to obtain all consents and approvals of third parties required for the transfer to the Buyer of any of the Purchased Assets (whether or not listed on Schedule 4.20), including, but not limited to, the Contracts referred to in Section 4.14, without any conditions materially adverse to the Buyer. Notwithstanding the foregoing, the Buyer shall have no obligation to make any payment in assisting the Sellers in obtaining any of the consents, amendments, releases or agreements described in this Section 7.03(a) (except for Buyer's incidental costs of preparing and submitting applications and other requests, costs of responding to reasonable inquiries and in-person meetings) or to agree to any materially adverse change in any Franchise or other agreement to be assigned to the Buyer. Any application to any governmental authority for any authorization, consent, order, or approval necessary for the transfer of any Franchise shall be reasonably acceptable to the Buyer. The Sellers will not agree to any materially adverse change in any Franchise as a condition to obtaining any authorization, consent, order, or approval necessary for the transfer of such Franchise unless the Buyer shall consent otherwise.

            (b) With respect to any Franchise for which a required consent to transfer has not been obtained as of the Closing Date, both the Buyer and the Sellers shall continue to work together in good faith and shall use their respective reasonable efforts to obtain such consent, including, if reasonable and necessary, the pursuit of all legal remedies. Except for Sellers' out-of-pocket expenses, the Buyer shall pay for all costs associated with any action, suit, proceeding, claim, or judgment in connection with the Buyer's and the Sellers' collective pursuit of obtaining such required consents, and at the closing with respect to any such Franchise (pursuant to Section 9.02) the Sellers shall reimburse the Buyer for 50% of all reasonable, third-party, documented, out-of-pocket costs and expenses associated therewith. In the event that either the Buyer or the Sellers wish to pursue any such legal remedies without the consent and cooperation of the other party, such party may pursue such legal remedies at its own cost and expense.

     7.04 All Reasonable Efforts. Subject to the limitations in Section 7.03, Sellers and Buyer shall use all reasonable best efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to such party to be met as promptly as practicable.

     7.05   Examination and Investigation.   Prior to the Closing Date, Buyer
shall be entitled, through its employees and representatives, and its lenders, appraisers and accountants, to make such investigation of the Purchased Assets, properties, business and operations of the Systems and such examination of the books, records and financial condition of the Systems as Buyer shall desire. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances so as not to interfere with the conduct of Sellers' business, and Sellers shall cause their employees and representatives to extend their reasonable cooperation with Buyer. Sellers shall furnish to representatives of the Buyer all information and copies of documents concerning the affairs of the Systems as representatives of the Buyer may reasonably request, and shall cause its officers, employees, consultants, agents, accountants and attorneys to fully cooperate with Buyer's representatives in connection with such review, examination and investigation. No review, examination or investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Sellers under this Agreement.

     7.06   Employee Transition.   Immediately prior to the Closing Date, the
Sellers will terminate all Employees (except for any employees that Sellers desire to retain for their remaining business operations), and will pay all compensation due and provide all benefits required for such employees on or before the Closing Date. Sellers will be responsible for all salaried and hourly pension and retirement obligations and all salary and hourly health and life insurance obligations incurred prior to the Closing Date, including payment of all claims to insurance, payment of all premiums applicable to coverage of the Employees to the Closing Date, assumption of all preexisting claims, including unfunded pension liabilities. All liabilities relating to terminated employees of any System arising on or before the Closing Date will be the responsibility of Sellers, including those accruing by reason of termination by Sellers. All liabilities relating to Sellers' benefit plans shall be the responsibility of Sellers. Buyer shall have no obligation to offer employment to any of the Employees, but shall use the same lawful criteria in making employment decisions with respect to the Employees as Buyer uses in evaluating all other applicants for employment with Buyer. Buyer shall notify Sellers at least five (5) days prior to the Closing Date of those Employees to whom Buyer intends to offer employment. Sellers shall comply with the provisions of COBRA relating to the continuation of health benefits to employees as they apply to the transactions contemplated by this Agreement.

     7.07   Bulk Sales Compliance.   Buyer hereby waives compliance by the
Sellers with the provisions of any bulk sales law in any jurisdiction, if applicable to transfer of the Purchased Assets.

     7.08 PENAC Guaranty. Sellers covenant and agree to cause Philips Electronics North America Corporation ("PENAC") to execute and deliver to Buyer on the Closing Date the Guaranty Agreement contemplated in Section 10.05 of this Agreement.


                                  ARTICLE VIII

                             CONDITIONS OF CLOSING

     8.01 Preamble. The respective obligations set forth herein of Sellers and of Buyer, to consummate the agreements and the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing, in the case of the obligations of Buyer of the conditions set forth in Sections 8.02 and 8.03, and, in the case of the obligations of Sellers of the conditions set forth in Sections 8.02 and 8.04. Any of the following conditions may be waived in whole or in part by the party or parties whose obligations are subject to such conditions.

     8.02   Conditions to Obligations of Sellers and Buyer

            (a) No Orders. There shall be in force no order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated by this Agreement nor to the knowledge of Buyer or Sellers, shall any proceeding therefor be pending or threatened.

            (b) No Litigation. No governmental department, agency, commission or other governmental entity shall have notified Buyer or Sellers of its intention to institute any suit, proceeding or investigation, and no such suit, proceeding or investigation and no suit (or, to the knowledge of Buyer or Sellers, no proceeding or investigation) instituted by any person shall be pending (except for suits, proceedings or investigations which, in the opinions of counsel for Buyer and Sellers, have no substantial likelihood of success) against any party hereto to restrain, enjoin, prohibit, invalidate or otherwise prevent to a material degree the transactions contemplated by this Agreement or to obtain damages from any party hereto in connection with this Agreement.

            (c) Consents and Approvals. All consents and approvals set forth on Schedules 4.20 and 5.03 shall have been obtained or waived by Buyer or the Sellers, as the case may be.

            (d) Assignment and Assumption Agreement. The Assignment and Assumption Agreement contemplated in Section 1.02(b) in form and substance mutually satisfactory to Buyer and Sellers (the "Assignment and Assumption Agreement") shall have been executed and delivered by the parties thereto.

            (e) H-S-R Waiting Period. The applicable waiting periods provided by H-S-R shall have expired or early termination of the waiting period shall have been granted.

            (f) The aggregate number of Subscribers in those Franchise Areas that are Transferable Franchise Areas shall be at least 32,690. For purposes of this Agreement:

            (i) A "Franchise Area" means any of the geographic areas in which the Sellers are authorized to provide cable television service pursuant to a Franchise granted by a Municipal Authority or where the Sellers are authorized to provide such service without requirement of such Franchise;

            (ii) the number of Subscribers in a Franchise Area
                 shall be the number of Subscribers set forth next to the name of such Franchise Area on Schedule
                 4.13 (regardless of any change in the number of Subscribers in such Franchise Area between September 30, 1995 and the Closing Date); and

           (iii) a "Transferable Franchise Area" means any
                 Franchise Area with respect to which (A) any authorization, consent, order, or approval of any Municipal Authority necessary for the assignment of the Franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be final and effective, without any condition or qualification materially adverse to Buyer or the Sellers or that would have a Material Adverse Effect, or (B) no authorization, consent, order, or approval of any Municipal Authority is necessary for the assignment of the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this Agreement, or (C) no Franchise granted by a Municipal Authority is required for the provision of cable television service in the Franchise Area.

            (g) Each Franchise Area listed on Schedule 4.13 as having 1,000 or more Subscribers must satisfy the applicable requirements in Section 8.02(f)(iii) so as to qualify as a Transferable Franchise Area.

            (h) The FCC shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all licenses, permits or other authorizations issued by the FCC with respect to the operation of the Systems in all Transferable Franchise Areas, and such consents shall have become Final Orders. For purposes of this Agreement, "Final Order" shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended, and (ii) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the FCC on its motion, is pending, and as to which the time for filing any such appeal, request, petition, or similar document for the reconsideration or review by the FCC on its own motion under the express provisions of the Communications Act and the rules and regulations of the FCC, have expired.

     8.03   Conditions to Obligations of Buyer

            (a) Representations and Warranties of Sellers; Performance of Covenants. Except as otherwise consented to in writing by Buyer, the representations and warranties in Article IV hereof shall be true and correct in all material respects (as the term "material" is defined in Section 8.05 hereof) at and as of the Closing with the same force and effect as though made at and as of such time. Except as otherwise consented to in writing by Buyer, Sellers shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by Sellers at or before the Closing. At the Closing Buyer shall have received a certificate of Sellers to the foregoing effect.

            (b) Opinions of Counsel. Buyer shall have received (i) from Nixon, Hargrave, Devans & Doyle LLP, as counsel for Sellers, an opinion dated the Closing Date addressing such matters which are customary for transactions of this type and size, which opinion shall be reasonably satisfactory to Buyer and also be addressed to Buyer's lenders for the transactions contemplated by this Agreement, and (ii) from Vorys, Sater, Seymour and Pease, as regulatory counsel for the Sellers, an opinion, dated the Closing Date addressing customary regulatory issues, which opinion shall be reasonably satisfactory to Buyer and also be addressed to Buyer's lenders for the transactions contemplated by this Agreement.

            (c) Lien Searches. Buyer shall have received satisfactory UCC, tax and judgment searches dated as of a recent date prior to the Closing Date for filings in those jurisdictions where the assets of the Sellers are located and where a filing would be required to perfect an interest or priority against the Sellers or their assets, and true, complete and correct copies of such search results shall have been delivered to Buyer by Sellers. The security interests in favor of Philips Credit Corporation with respect to the Systems and/or the Purchased Assets shall have been satisfied, terminated and released.

            (d) Guaranty of PENAC. The Guaranty referred to in Section 10.05 hereof shall have been executed and delivered by PENAC.

            (e) Non-Compete. The written undertaking referred to in Section 6.09(e) hereof shall have been executed and delivered by Philips Credit Corporation.

            (f) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be reasonably satisfactory to counsel for Buyer.

            (g) Estoppel Certificates. Buyer shall have received such Estoppel Certificates from parties to any and all of the Leases or other material agreements as Buyer may reasonably require.

            (h) No Adverse Change. Since August 31, 1995, there shall have been no material adverse change in the business of the Systems, or the Purchased Assets, financial or otherwise, or to the subscribers of the Systems, regardless of the reason, including but not limited to, those changes that are as a result of any legislative or regulatory change, revocation, restrictions or material modifications made to any material permits, franchises, licenses or other rights to do business of the Systems, failure to obtain any Permit, Franchise or license, the occurrence of any fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation, act of God or otherwise which have a material adverse effect on the Systems and/or the Purchased Assets, and Sellers shall have delivered to Buyer a Certificate, dated the Closing Date, to such effect.

            (i) Transaction Documents. Buyer shall have received such bills of sale, assignments, assumptions, motor vehicle titles and such other instruments of sale, transfer, conveyance and assignment transferring all of the Purchased Assets from the Sellers, each in form and substance acceptable to Buyer and Sellers (collectively, the "Transaction Documents").

            (j) Books and Records. Buyer shall have received all the books of account, papers, records, correspondence and other documents relating to the Purchased Assets and/or the Systems (other than the Excluded Assets).

            (k) Authorizations. Sellers shall have delivered to Buyer certified copies of appropriate authorizing resolutions duly adopted by the Sellers, authorizing and approving the execution and delivery by Sellers of this Agreement and consummation of the transactions contemplated by this Agreement.

            (l) Certificates of Sellers. Sellers shall have delivered all certificates, documents and other matters regarding authority as Buyer's counsel may reasonably request prior to the Closing Date.

     8.04   Conditions to Obligations of Sellers.

            (a) Representations and Warranties of Buyer; Performance of Covenants. Except as otherwise consented to in writing by Sellers, the representations and warranties in Article V hereof and in the Transaction Documents to which Buyer is a party shall be true and correct in all material respects at and as of the Closing with the same force and effect as though made at and as of such time. At the Closing, Sellers shall have received a certificate of Buyer to the foregoing effect. Except as otherwise consented to in writing by Sellers, Buyer shall have complied in all material respects with all covenants and conditions contained herein or in the Transaction Documents to which Buyer is a party required to be performed or complied by it at or before the Closing.

            (b) Opinion of Counsel for Buyer. Sellers shall have received from Dow, Lohnes & Albertson, an opinion dated the Closing Date addressing such matters which are customary for transactions of this type and size and which is reasonably satisfactory to Sellers.

            (c) Payments. Buyer shall have made, or caused to be made, the payments specified in Sections 1.06 and 1.07 hereof.

            (d) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be reasonably satisfactory to counsel for Sellers.

            (e) Authorization. Buyer shall have delivered to Sellers certified copies of appropriate authorizing resolutions duly adopted by the Buyer, authorizing and approving the execution and delivery by Buyer of this Agreement and consummation of the transactions contemplated by this Agreement.

            (f) Certificate of Buyer. Buyer shall have delivered all certificates, documents and other matters regarding authority as Sellers' counsel may reasonably request prior to the Closing Date.

     8.05 Conditions and Events Which Will Not Excuse Performance by Buyer. For purposes of determining whether a breach of any of Sellers' warranties and representations or covenants is material and, thus, a failure to fulfill a closing condition specified in subsections 8.03(a) and 8.03(h) hereof, the following standards shall apply (it being understood that if the impact is not deemed to be material as provided below and all other closing conditions have been satisfied or waived, Buyer shall then be obligated to close on the transactions contemplated hereunder but without waiver of any of its rights to indemnification under Article X hereof):

            (A) The impact of any and all such breaches or failures in the aggregate existing on the Closing Date is material if it can reasonably be expected to:

                (x)  Diminish the current fair market
                     value of the Systems to an amount which is ten percent (10%) or more below what it otherwise would have been in the absence of such breaches and failures; or

                (y) Reduce the cash flow with respect to the Systems, on a consolidated basis, for the one year period immediately following the Closing Date to $5,040,000 or less (such cash flow to be determined in accordance with GAAP and consistent with the principles applicable to the determination of Sellers' Annualized Cash Flow as set forth in Section 1.04(e) hereof; or

                (z) Decrease the actual number of Subscribers to the Systems to 36,000 or less as of the Closing Date.


                                   ARTICLE IX

                    ACTION TO BE TAKEN AT AND AFTER CLOSING

     9.01 Action at Closing. The following actions shall be taken at the Closing, each of which shall be conditioned upon completion of all others and all of which shall be deemed to have taken place at the same time:

            (a) At Closing, Sellers shall deliver to Buyer:

            (a)(1) Such bills of sale, assignments, deeds, terminations, releases and other instruments of transfer, assignment and release (including the Assignment and Assumption Agreement) as shall be reasonably deemed necessary by Buyer to vest in Buyer good and marketable title to the Purchased Assets, free and clear of any and all liens, security interests, mortgages, charges or encumbrances of any kind and the Consents listed in Schedule 4.20;

            (a)(2) updated or additional Schedules to the extent necessary to make the representations and warranties of the Sellers contained in Article IV hereof and in the other documents to which the Sellers are party true and correct in all material respects at and as of the Closing Date, provided, however, that such updating and delivery shall not diminish (i) Buyer's rights to indemnification under Article X hereof or (ii) Buyer's right to terminate this Agreement under Article XI hereof; or (iii) Buyer's right to refuse to close the transactions contemplated hereby as permitted by
            Article VIII hereof;

            (a)(3) actual possession and operating control of the Systems;

            (a)(4) a certified copy of the authorizations referred to in
            Section 8.03(k) hereof;

            (a)(5) the opinions of counsel for Sellers dated as of the Closing Date as provided for in Section 8.03(b) hereof; and

            (a)(6) all of the other documents and instruments to be delivered by Sellers to Buyer pursuant to the terms of Sections 8.02 and 8.03 hereof.

            (b) After Closing, Sellers shall deliver to Buyer, as received from time to time:

            (b)(1) Any cash or other property that they may receive relating to the business and operations of the Purchased Assets arising on or after the Closing Date and in respect of Sellers' Receivables;

            (b)(2) subject to Section 9.02 hereof, any Purchased Assets not effectively transferred to Buyer at the Closing; and

            (b)(3) from time to time at the request of Buyer and without further consideration, such further instruments of conveyance, transfer and assignment as Buyer may reasonably request in order to convey more effectively and transfer to Buyer any of the Purchased Assets, and Sellers shall assist Buyer in the reduction to possession of any such assets, possession of which was not delivered to Buyer at Closing. Buyer (at its expense) shall be responsible for the preparation of all of the documents incidental to such conveyance, transfer and reduction to possession.

            (c) At Closing, Buyer shall deliver, or cause to be delivered, to
Sellers:

            (c)(1) Payment of the Purchase Price (subject to post-closing adjustment) as computed pursuant to Section 1.04(f) hereof;

            (c)(2) the Assignment and Assumption Agreement duly executed on behalf of Buyer;

            (c)(3) a certified copy of the authorizations referred to in
            Section 8.04(f) hereof;

            (c)(4) the opinions of counsel for Buyer dated as of the Closing Date as provided for in Section 8.04(b) hereof; and

            (c)(5) all of the other documents and instruments to be delivered by Buyer to Sellers pursuant to Sections 8.02 and
            8.04 hereof.

            (d) After Closing, Buyer shall deliver to Sellers, as received from time to time, all cash and other property that it may receive in respect of any of the Excluded Assets.

     9.02 Subsequent Closings. If, on the date specified for the Closing pursuant to Section 3.01, any Franchise Area is not a Transferable Franchise Area (the "Non-Transferable Franchise Area"), then, notwithstanding any other provision of this Agreement, the following provisions shall apply with respect to such Non-Transferable Franchise Area:

            (a) At the Closing, the Sellers shall sell and assign to Buyer, and Buyer shall purchase and acquire from the Sellers, all Purchased Assets, except only for any Franchise which relates to a Non-Transferable Franchise Area
(each such Franchise, a "Retained Franchise") and all of the other Purchased Assets which are used exclusively in the operation of the Franchise Areas serviced pursuant to such Retained Franchises (the "Retained Assets"). From and after the Closing, the Sellers shall retain the Retained Franchises and the Retained Assets, and, subject to the terms and conditions in this Section 9.02, the Sellers shall sell and assign to Buyer, and Buyer shall purchase and acquire from the Sellers, the Retained Franchises and the Retained Assets in accordance with the terms of this Section 9.02.

            (b)  At the Closing:

            (i) The amount payable by Buyer to the Sellers pursuant to Section 1.06 and Section 9.01(c)(1) shall be reduced by the amount that Buyer is required to deposit in escrow pursuant to Section 9.02(b)(iv).

            (ii) All conveyance documents, certificates,
                 opinions, and other documents contemplated by this Agreement to be delivered at the Closing shall be in the form and substance provided for in this Agreement with such modifications as are necessary or appropriate to reflect the provisions of this Section 9.02.

           (iii) The entire amount of the Deposit (together with all interest earned thereon) shall be disbursed in the manner provided in Section 1.07.

            (iv) Buyer shall deliver to Buyer's senior lender,
                 as escrow agent (the "Retained Franchise Escrow
                 Agent"), by wire transfer of federal reserve funds, an amount equal to that portion of the Purchase Price allocable to the Retained Franchises and the Retained Assets which amount shall be the product of the number of Subscribers in the Franchise Areas serviced under such Retained Franchises multiplied by $1,200 (such number of Subscribers to be determined based on the number of Subscribers shown in the Adjustment Certificate referred to in Section 1.04(f) hereof). The amount delivered to the Retained Franchise Escrow Agent, (the "Retained Franchise Escrow Amount") shall be held in an escrow account (the "Retained Franchise Escrow Account") pursuant to the terms of an escrow agreement on terms mutually satisfactory to Buyer and Seller (the "Retained Franchise Escrow Agreement"), with any revisions thereto that are reasonably requested by Buyer's senior lender to grant it a security interest in the Retained Franchise Escrow Amount (subject to the rights of the Sellers under this Agreement). All interest earned on the Retained Franchise Escrow Amount shall be disbursed to Sellers as provided in this Section 9.02.

            (v) Buyer and the Sellers shall enter into a mutually acceptable management agreement (the "Management Agreement") pursuant to which Buyer shall manage the System serviced by the Retained Franchises for Sellers benefit. The Management Agreement shall provide that Buyer will be entitled to receive and retain all revenues, and will be responsible for all costs and expenses, attributable to the operations of the Retained Franchises and the Retained Assets.

            (c) After the Closing, Buyer and the Sellers shall cooperate in obtaining any authorizations, consents, orders, or approvals of any Municipal Authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area, and the agreements and obligations of Buyer and the Sellers under sections 7.02 and
7.03 shall be fully applicable in seeking such authorizations, consents, orders, or approvals after the Closing. The Sellers shall give to Buyer written notice of the receipt of any authorizations, consents, orders, or approvals of any Municipal Authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area.

            (d) If any Franchise Area that was not a Transferable Franchise Area on the Closing Date becomes a Transferable Franchise Area within sixty days after the Closing Date, then, if Sellers so elect, a closing shall be held on a date to be agreed to between Buyer and Sellers (or, if Buyer and Sellers fail to agree, on the first business day that is at least ten days after such Franchise Area becomes a Transferable Franchise Area), in accordance with the following:

                (i) At such closing, the Sellers shall sell and assign to Buyer, and Buyer shall purchase and acquire from Sellers, those Retained Franchises that cover Franchise Areas that have become Transferable Franchise Areas by such closing date and all Retained Assets relating thereto, as evidenced by bills of sale and assignment and assumption agreements in form and substance similar to those delivered by the parties at the Closing;

                (ii) The closing conditions of Buyer and Sellers in
                Article VIII shall apply to such closing insofar as such conditions relate to the Retained Franchises and Retained Assets described in paragraph (i) above;

                (iii) At such closing, Buyer and Seller shall execute and deliver certifications, opinions, and other documents corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Section 9.02 and to relate only to the Retained Franchises and Retained Assets being purchased by Buyer at such closing;

                (iv) Upon such closing, the Management Agreement shall be terminated with respect to the Franchises Areas covered by the Retained Franchises that are transferred at such closing; and

                (v) At such closing, Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Sellers, as the purchase price for the Retained Franchises and Retained Assets described in paragraph (i) above, the product of $1,200 times the number of Subscribers in the Franchises Areas covered by the Retained Franchises described in paragraph (i) above (as shown in the Adjustment Certificate referred to in Section 1.04(f)), together with all interest then earned under and credited to the Retained Franchise Escrow Account.

            (e) If no closing was held pursuant to Section 9.02(d) or if any Retained Franchises or Retained Assets were not transferred to Buyer at a closing pursuant to Section 9.02(d), then a closing shall be held on the first business day that is ninety days after the Closing Date, in accordance with the following:

                (i) At such closing, the Sellers shall sell and assign to Buyer, and Buyer shall be obligated to purchase from Sellers,
                (A) those Retained Franchises not previously transferred to Buyer that cover Franchise Areas that have become Transferable Franchise Areas, (B) except as provided in paragraph (ii) below and unless Buyer otherwise shall have reasonable basis to refuse to so purchase, at Sellers' option all other Retained Franchises not previously transferred to Buyer, and
                (C) all Retained Assets relating to the Retained Franchises described in clauses (A) and (B), as evidenced by bills of sale and assignment and assumption agreements in form and substance similar to those delivered by the parties at the Closing;

                (ii) Buyer shall not be obligated (and shall have reasonable basis to refuse) to purchase any Retained Franchise at such closing if (A) the parties' application for any authorization, consent, order, or approval of any Municipal Authority necessary for the transfer of such Retained Franchise was denied, (B) the failure of the Municipal Authority to issue its authorization, consent, order, or approval was a result of any actual or alleged breach or default on the part of either Seller under such Retained Franchise, (C) the Municipal Authority that issued such Retained Franchise has threatened to revoke such Retained Franchise if it is transferred without such Municipal Authority's authorization, consent, order, or approval, or (D) the transfer of such Retained Franchise to Buyer would violate any injunction, order, decree, or judgment.

                (iii) The closing conditions of Buyer and Sellers in
                Article VIII shall apply to such closing insofar as such conditions relate to the Retained Franchises and Retained Assets described in paragraph (i) above, except that, with respect to any Retained Franchise described in clause (B) of paragraph (i), Buyer shall be deemed to have waived the condition that any authorization, consent, order, or approval of any Municipal Authority necessary for the transfer of such Retained Franchise shall have been obtained and shall have become final;

                (iv) At such closing, Buyer and Seller shall execute and deliver certificates, opinions, and other documents corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Section 9.02 and to relate only to the Retained Franchises and Retained Assets being purchase by Buyer at such closing;

                (v) Upon such closing, the Management Agreement shall be terminated with respect to the Franchise Areas covered by the Retained Franchises that are transferred at such closing; and

                (vi) At such closing, (A) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Sellers, as the purchase price for the Retained Franchises described in clause (A) of paragraph (i) above and the Retained Assets related thereto, the product of $1,200 times the number of Subscribers in the Franchise Areas covered by such Retained Franchises (as shown in the Adjustment Certificate referred to in Section 1.04(f)); (B) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Sellers, as the purchase price for the Retained Franchise described in clause (B) of paragraph (i) above and the Retained Assets related thereto, the product of $1,080 times the number of Subscribers in the Franchise Area covered by such Retained Franchises (as shown in the Adjustment Certificate referred to in Section 1.04(f));
                (C) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Sellers all interest then earned under and credited to the Retained Franchise Escrow Account (to the extent not previously disbursed to Sellers); and (D) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Buyer the product of $120 times the number of Subscribers in the Franchise Areas covered by the Retained Franchises described in clause (B) of paragraph (i) above (as shown in the Adjustment Certificate referred to in Section 1.04(f)).

            (f) If any Retained Franchises or Retained Assets were not transferred to Buyer at the closing or closings pursuant to Section 9.02(d) and
Section 9.02(e), then a closing shall be held on the earlier of (A) the first business day that is at least ten days after the last Franchise Area that is covered by a Franchise that has not been transferred to Buyer becomes a Transferable Franchise Area, or (B) the first business day that is nine months after the Closing Date, in accordance with the following:

                (i) At such closing, the Sellers shall sell and assign to Buyer, and Buyer shall purchase and acquire from Sellers, all Retained Franchises and Retained Assets that were not previously transferred to Buyer, as evidenced by bills of sale and assignment and assumption agreements in form and substance similar to those delivered by the parties at the Closing;

                (ii) The closing conditions of Buyer and Sellers in
                Article VIII shall apply to such closing insofar as such conditions relate to the Retained Franchises and Retained Assets described in paragraph (i) above, except that Buyer shall be deemed to have waived the condition that any authorization, consent, order or approval of any Municipal Authority necessary for the transfer of such Retained Franchise shall have been obtained and shall be final;

                (iii) At such closing, Buyer and Seller shall execute and deliver certificates, opinions, and other documents corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Section 9.02 and to relate only to the Retained Franchises and Retained Assets being purchased by Buyer at such closing;


                (iv) Upon such closing, the Management Agreement shall be terminated; and

                (v) At such closing, (A) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Sellers, as the purchase price for the Retained Franchises described in paragraph (i) above that cover Franchise Areas that have become Transferable Franchise Areas and the Retained Assets related thereto, the product of $1,200 times the number of Subscribers in the Franchise Areas covered by such Retained Franchises (as shown in the Adjustment Certificate referred to in Section 1.04(f)); (B) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Sellers, as the purchase price for all other Retained Franchises described in paragraph (i) above and the Retained Assets related thereto, the product of $900 times the number of Subscribers in the Franchise Areas covered by such Retained Franchises (as shown in the Adjustment Certificate referred to in Section 1.04(f));
                (C) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Sellers all interest then earned under and credited to the Retained Franchise Escrow Account (to the extent not previously disbursed to Sellers); and (D) Buyer and Sellers shall direct the Retained Franchise Escrow Agent to disburse to Buyer the product of $300 times the number of Subscribers in the Franchise Areas covered by the other Retained Franchises described in paragraph (i) above (as shown in the Adjustment Certificate referred to in Section 1.04(f)).

            (g) With respect to any claim by Buyer for indemnification pursuant to Article X relating to any Retained Franchise, the March 31, 1997 date limitation contained in various provisions of Section 10.02(c)(ii) respecting the delivery of a Claims Notice shall be extended to a date which affords Buyer the same indemnification rights time period with respect to any such Retained Franchise as it was afforded with respect to the Purchased Assets purchased on the Closing Date.

            (h) Buyer and the Sellers shall negotiate in good faith any other changes to this Agreement necessary or appropriate to effectuate the intent of this Section 9.02.


                                  ARTICLE X

                               INDEMNIFICATION


     10.01 Survival. All representations and warranties of the Sellers and Buyer herein and all covenants of the Sellers and Buyer herein with respect to periods prior to Closing shall be deemed continuing representations, warranties and covenants, and shall survive the Closing as long as claims for indemnity may be made under this Article X. Except as the parties may agree in writing from time to time prior to Closing, (i) any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement, and (ii) no notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

     10.02  Sellers' Indemnity.

            (a) Indemnity Events. Sellers shall, jointly and severally, defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, damages, losses, deficiencies and expenses including reasonable attorney's fees and expenses and costs of suit (individually a "Loss" and collectively "Losses") arising out of

            (i) any and all inaccurate representations and
                warranties (except for those in clause (ii) below) and out of any and all breaches of covenants and agreements made by or on behalf of Sellers (except for those in clause (iii) below) in this Agreement or the Exhibits and Schedules hereto;

           (ii) any inaccurate representations and warranties by Sellers in Sections 4.01 and 4.03 hereof;

          (iii) any and all breaches by Sellers of covenants to be performed by Sellers after Closing;
                and/or

           (iv) any and all liabilities (including the Excluded
                Liabilities) and obligations of Sellers not assumed by Buyer hereunder as Assumed Liabilities.

            (All of such items described in clauses (i), (ii), (iii) and (iv) above are collectively referred to hereinafter as the "Aggregate Net Loss".)

            (b) Exceptions. Notwithstanding anything to the contrary contained in this Agreement, Sellers do not indemnify Buyer, and Buyer shall not assert a claim for any of the following:

            (i) Claims with respect to which Buyer fails in any
                material respect to comply with its obligations under this Agreement or under any of the Franchises, authorizations, approvals, licenses or other contracts or instruments included in the Purchased Assets, but only as and to the extent caused by Buyer's non-compliance;

           (ii) Losses asserted by Buyer attributable to or arising from Buyer's overhead allocations or general and administrative costs or losses in the nature of special, indirect or consequential damages, or for lost profits;

          (iii) Claims by a third party with respect to which, upon Sellers' election not to defend, Buyer fails to defend with the same reasonable degree of diligence as Buyer asserts in the defense of claims for its own account, provided, however, that such failure shall only limit Buyer's ability to recover that portion of the Losses solely resulting from Buyer's lack of diligence; or

            (iv) Buyer's costs and expenses of asserting any
                 alleged claim against Sellers where it is ultimately determined by agreement between the parties or by Dispute Resolution that Buyer is not entitled to indemnification by Sellers.

             (c) Limitations.  Sellers' indemnity liability to Buyer pursuant to
Section 10.02(a) is subject to the following amount limitations:

            (i)  Buyer shall not be entitled to be
                 indemnified by Sellers under this Agreement for the Aggregate Net Loss arising out of any single claim or aggregate of claims (other than Losses pursuant to Sections 10.02(a)(ii), 10.02(a)(iii) or 10.02(a)(iv),
                 as to which the Buyer's Floor shall not apply) until the amount of all such Aggregate Net Losses equals $100,000 (hereinafter referred to as "Buyer's Floor"). Buyer shall then be entitled to be indemnified by Sellers for the entire amount of any such Aggregate Net Loss arising out of any single claim or aggregate of claims relating to any of the Systems as to which the Buyer's Floor has been exceeded, including Losses within Buyer's Floor, up to the amount limitations set forth in clause (ii) below;

            (ii) (A) Sellers' total cumulative indemnity liability arising under Section 10.02(a)(i) (except as provided in clause
                     (B) below) shall not exceed $2,500,000; provided, however, that Sellers shall have no such liability whatsoever with respect to such Losses as to which Claims Notices are received by Sellers after 5:00 p.m. (New York time), March 31, 1997;

                 (B) Sellers' total cumulative indemnity liability relating to defects or failure of title to the Purchased Assets or arising under Section 10.02(a)(ii) shall not exceed the

                     Purchase Price (as finally determined in accordance with this Agreement); provided, however, that Sellers shall have no such liability whatever with respect to such Losses as to which Claims Notices are received by Sellers after 5:00 p.m. (New York time), March 31, 1997;


                (C) Sellers' total cumulative indemnity liability arising under clauses (iii) and (iv) of Section 10.02(a) shall be unlimited in amount with respect to Losses as to which Claim Notices are at any time received.

            (d) Claims Notice. Whenever it shall come to the attention of Buyer that it has suffered or incurred, or may suffer or incur, any Aggregate Net Loss, Buyer shall give written notice to Sellers of such anticipated or actual claim, providing reasonable detail as to the basis therefor (the "Claims Notice"). If the Claims Notice specifies that the claim is a Third Party Claim then the parties shall proceed in accordance with Section 10.04 hereof. In the case of any other claim asserted by Buyer, promptly after Sellers receive the Claims Notice, Buyer and Sellers shall attempt to agree mutually upon the amount of Aggregate Net Loss for which Buyer is to be indemnified and if such agreement is not reached within thirty (30) days, the parties shall resolve the matter in accordance with Section 12.12 hereof.

     10.03  Buyer's Indemnity.

            (a) Indemnity Events. Buyer shall defend, indemnify and hold Sellers harmless from and against any and all Losses (as defined in Section 10.02 hereof) arising out of

            (i) any and all inaccurate representations and warranties and out of any and all breaches of covenants, agreements and certifications made by or on behalf of Buyer in this Agreement or in the Exhibits and Schedules hereto; and/or

            (ii) any and all claims asserted against either
                 Seller for liabilities and obligations owing by, suffered, incurred or accrued against Buyer subsequent to the Closing Date, arising from the

                 Assumed Liabilities or the business activities of Buyer subsequent to the Closing Date.

            (All of such items described in clauses (i) or (ii) above are collectively referred to hereinafter as the "Aggregate Net Loss".)

            (b) Exceptions. Notwithstanding anything to the contrary contained in this Agreement, Buyer does not indemnify Sellers, and Sellers shall not assert a claim for any of the following:

            (i) Claims with respect to which Sellers fail in any material respect to comply with their obligations under this Agreement but only as and to the extent caused by such Seller's non-compliance;

            (ii) Losses asserted by Sellers attributable to or
                 arising from Sellers' overhead allocations or general and administrative costs or losses in the nature of special, indirect or consequential damages, or for lost profits;

           (iii) Claims by a third party with respect to which, upon Buyer's election not to defend, Sellers fail to defend with the same reasonable degree of diligence as Sellers assert in the defense of claims for their own account, provided, however, that such failure shall only limit Sellers' ability to recover that portion of the Losses solely resulting from Sellers' lack of diligence; or

            (iv) Sellers' costs and expenses of asserting any
                 alleged claim against Buyer where it is ultimately determined by agreement between the parties or by Dispute Resolution that Sellers are not entitled to indemnification by Buyer.

             (c) Limitations. Buyer's indemnity liability to Sellers pursuant to
Section 10.03(a) is subject to the following amount limitations:

             (i) Sellers shall not be entitled to be indemnified by Buyer under this Agreement for the Aggregate
                  Net Loss arising out of any single claim or aggregate of claims (other than Losses pursuant to Section 10.03(a)(ii), as to which Sellers' Floor shall not apply) until the amount of all such Aggregate Net Losses equals $100,000 (hereinafter referred to as "Sellers' Floor"). Sellers shall then be entitled to be indemnified by Buyer for the entire amount of any such Aggregate Net Loss arising out of any single claim or aggregate of claims relating to the systems as to which Sellers' Floor has been exceeded, including Losses within Sellers' Floor, up to the amount limitations set forth in clause (ii) below;

             (ii) Except as provided below, Buyer's total
                  cumulative indemnity liability for any and all Losses incurred by Sellers shall not exceed $2,500,000 for Losses as to which Claims Notices are received by Buyer by 5.00 p.m. (New York time), March 31, 1997; and Buyer shall have no indemnity liability whatsoever for Losses as to which Claims Notices are received by Sellers after 5.00 p.m. (New York time), March 31, 1997, provided, however, that any Losses subject to indemnification by Buyer arising under Section 10.03(a)(ii) of this Agreement shall be unlimited in amount with respect to losses as to which Claims Notices are at any time received.

              (d) Claims Notice. Whenever it shall come to the attention of either Seller that it has suffered or incurred, or may suffer or incur, any Aggregate Net Loss, Sellers shall give prompt written notice to Buyer of such anticipated or actual Claim, providing reasonable detail as to the basis therefor (the "Claims Notice"). If the Claims Notice specifies that the claim is a Third Party Claim then the parties shall proceed in accordance with
Section 10.04 hereof. In the case of any other claim asserted by either Seller, promptly after Buyer receives the Claims Notice, Sellers and Buyer shall attempt to mutually agree upon the amount of Aggregate Net Loss for which Sellers are to be indemnified and if such agreement is not reached within thirty (30) days, the parties shall resolve the matter in accordance with
Section 12.12 hereof.

     10.04  Indemnification with Respect to Third Party Claims.

            (a) Definition. As used herein, "Third Party Claim" means a Loss or potential Loss for which indemnification is claimed by Buyer or Sellers (the "Indemnitee") under the provisions of this Article X and which is consequent to a claim against the Indemnitee by a person, corporation, association, partnership or other business organization or an individual or a government, any political subdivision thereof or a governmental agency by commencement against the Indemnitee of a legal action or proceeding or receipt by the Indemnitee of an assertion of a claim for which indemnification is provided pursuant to this Article X by Sellers or Buyer, as the case may be (the "Indemnitor").

            (b) Notice of Third Party Claim. The Indemnitee's Claims Notice will give notice of a Third Party Claim to the Indemnitor stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third Party Claim or similar document.

            (c) Retention of Counsel by the Indemnitor. The Indemnitor may undertake the defense of any such Third Party Claim by counsel chosen by it unless the Indemnitor fails to notify the Indemnitee in writing within 15 business days following its receipt of the Claims Notice with respect to such a Party Claim that the Indemnitor acknowledges its potential liability to the Indemnitee under this Agreement and elects to assume the defense of such Third Party Claim. The Indemnitee will fully cooperate with such counsel. The Indemnitor will cause such counsel to consult with the Indemnitee as appropriate, as to the defense of such claim, and the Indemnitee may, at its own expense, participate in such defense, assistance or enforcement but the Indemnitor shall control such defense, assistance or enforcement. The Indemnitor will cause such counsel engaged by the Indemnitor to keep the Indemnitee informed at all times of the status of such defense, assistance or enforcement.

            (d) Employment of Counsel by the Indemnitee.

            (i)  If the Indemnitor, within 15 business
                 days following its receipt of the Claims
                 Notice of any Third Party Claim, fails to notify
                 Indemnitee in writing that the

                 Indemnitor acknowledges its potential liability to the Indemnitee under this Agreement and elects to assume the defense of such Third Party Claim, the Indemnitee shall (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such Third Party Claim.

            (ii) Notwithstanding the engagement of counsel by
                 the Indemnitor pursuant to Section 10.04(c), the Indemnitee shall have the right, at its own expense (subject to Clause (iv) below), to engage counsel to participate jointly with the Indemnitor in, and to control jointly with the Indemnitor, the defense of a Third Party Claim if (x) the Third Party Claim involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have an effect on the conduct of the Indemnitee's business or (y) the Third Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date or (z) the Third Party Claim involves a claim for monetary damages and the amount claimed may exceed in whole or in part the limits of the Indemnitor's liability as provided in this Article X.

           (iii) If the Indemnitee chooses to exercise its right to appoint counsel under this Section 10.04(d), the Indemnitee shall deliver notice thereof to the Indemnitor setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ. The Indemnitee may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Indemnitee shall thereupon have the right to appoint such counsel.


            (iv) The reasonable fees and expenses of counsel
                 and any accountants, experts or consultants engaged by the Indemnitee in accordance with the provisions of Section 10.04(d)(i) and 10.04(d)(ii)(x) in connection with defending a Third Party Claim shall be paid by the Indemnitor in accordance with the provisions of this Article X. If the Indemnitee's employment of counsel is for a Third Party Claim of the type described in clauses (ii)(y) or (ii)(z) of this Section 10.04(d), then subject to the provisions of Section 10.04(e), the amount of fees and expenses so payable by the Indemnitor shall be that fraction of the aggregate of such fees and expenses, the numerator of which is the portion of the amount of any judgment on, or settlement of, such Third Party Claim for which the Indemnitee is indemnified pursuant to this Section 13 and the denominator of which is the total amount of such judgment or settlement, but provided further, if such defense of a Third Party Claim is successful (in the sense that as a consequence thereof, there is no Loss (other than such fees and expenses) for which the Indemnitee is indemnified pursuant to this Article X), the Indemnitee and the Indemnitor will attempt in good faith to reach an agreement on the amount of such fees and expenses so payable by the Indemnitor.

             (e) Settlement of Third Party Claims.

             (i) The Indemnitor may settle any Third Party Claim
                 solely involving monetary damages without the prior written consent of the Indemnitee if the amount of such settlement is to be paid entirely by the Indemnitor pursuant to this Article X.

            (ii) The Indemnitor will not enter into a
                 settlement of a Third Party Claim which involves a non-monetary remedy or which will not be paid entirely by the Indemnitor pursuant to this Article X without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld).

           (iii) The Indemnitee will not enter into a settlement of a Third Party Claim without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, except where the Indemnitee has assumed the defense pursuant to
                 Section 10.04(d)(i).

            (iv) As to any Third Party Claim of the type
                 described in subsection (ii)(y) or subsection
                 (ii)(z) of Section 10.04(d), the Indemnitee and the Indemnitor shall consult as to any proposed settlement. If the Indemnitee notifies the Indemnitor that it wishes to accept a proposed settlement and the Indemnitor is unwilling to do so, if the amount for which the Third Party Claim is ultimately resolved is greater than the amount for which the Indemnitee desired to settle, then
                 (x) the Indemnitee shall be liable only for the amount, if any, which it would have paid had the Third Party Claim been settled as proposed by the Indemnitee, and (y) all reasonable attorneys' fees and expenses and costs of suit incurred by the Indemnitee subsequent to the time of the proposed settlement shall be paid or reimbursed by the Indemnitor.

             (v) In determining whether to accept or reject any
                 settlement proposal, each party shall act in good faith and with due regard for the reasonable commercial and financial interests of the other.

             (f) Cooperation, etc. The Indemnitee and the Indemnitor shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any claim or action. Without limiting the generality of the foregoing, the party controlling the defense or settlement of any matter shall take steps reasonably designed to ensure that the other party and its counsel are informed at all times of the status of such matter. Neither party shall dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith. The Indemnitor shall enter into such confidentiality and other non-disclosure agreements as the Indemnitee shall reasonably request in order to protect trade secrets and other confidential or proprietary information of the Indemnitee.

     10.05 Guaranty Agreement of PENAC. Sellers shall cause PENAC to execute and deliver to Buyer on the Closing Date a Guaranty Agreement, in form and substance reasonably satisfactory to Buyer, pursuant to which PENAC shall agree to guarantee the prompt payment to Buyer of all of Sellers' indemnity obligations under this Article X (provided that, notwithstanding Section 10.02 to the contrary, (i) subject to any extension contemplated by Section 9.02(g) hereof, such Guaranty Agreement shall only cover Losses incurred by Buyer as to which Claims Notices are received by Sellers on or before March 31, 1997, and
(ii) the total cumulative indemnity liability under Section 10.02(c)(ii)(C) shall not exceed the Purchase Price (as finally determined in accordance with this Agreement)).

     10.06 Exclusive Remedies. If this Agreement is consummated, the indemnification provisions of this Article X shall be the exclusive remedies of Buyer and Sellers under this Agreement for any breach of a representation or warranty contained in this Agreement occurring on or prior to Closing or for any breach of a covenant contained in this Agreement to be performed on or prior to Closing in lieu of any other rights Buyer or Sellers may have at law or in equity. If this Agreement is terminated pursuant to Section 11.01, the provisions set forth in Section 11.02 shall be the exclusive remedy of Buyer or Sellers in lieu of any other rights either party may have at law or in equity.

                                   ARTICLE XI

                                  TERMINATION

     11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual written agreement of Sellers and Buyer,

            (b) by Sellers after the Termination Date if the Closing of the transactions contemplated hereby has not occurred by that date and if Sellers are not, at the time of such exercise, in breach of any of their representations, warranties or covenants set forth in this Agreement,

            (c) by Buyer after the Termination Date if the Closing of the transactions contemplated hereby has not occurred by that date and if Buyer is not, at the time of such exercise, in breach of any of its representations, warranties or covenants set forth in this Agreement,

            (d) by Buyer if there has been a material violation or breach by Sellers of any agreement, representation or warranty contained in this Agreement and such violation or breach has not been waived by Buyer or cured by Sellers within fifteen (15) days after written notice of such violation or breach is received by Sellers from Buyer, or

            (e) by Sellers if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement and such violation or breach has not been waived by Sellers or cured by Buyer within fifteen (15) days after written notice of such violation or breach is received by Buyer from Sellers.

     Sellers or Buyer, as the case may be, shall exercise a right of termination provided above by written notice to the other parties.

     11.02 Effect of Termination. (a) In the event of termination of this Agreement other than as a result of a breach of this Agreement by Sellers or Buyer, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its partners, directors, officers, agents or shareholders and Sellers shall direct the Escrow Agent to promptly return the Deposit, together with all interest accrued thereon, to Buyer.

            (b) In the event of termination of this Agreement as a result of a breach of this Agreement by Buyer, Sellers shall be entitled to receive from the Escrow Agent the Deposit, including all interest accrued thereon. The payment of the Deposit by the Escrow Agent to the Sellers shall be liquidated damages for the breach by the Buyer and shall be in full settlement of any damages of any nature or kind that the Sellers may suffer or allege to have suffered as a result of any such breach by Buyer. The receipt by the Sellers of the Deposit (together with all interest accrued thereon) shall be the Sellers' sole and exclusive remedy in the event of any such breach by the Buyer. Sellers and Buyer agree that actual damages would be difficult to ascertain and that the amount of the payment to be made to Sellers pursuant to this Section 11.02(b) is a fair and equitable amount to reimburse Sellers for damages sustained due to Buyer's breach of this Agreement.

            (c) In the event of termination of this Agreement as a result of a breach of this Agreement by Sellers, Sellers shall not be entitled to the Deposit and, promptly after such termination of this Agreement, the Deposit, including all interest accrued thereon, shall be disbursed by the Escrow Agent to the Buyer. In addition,Buyer shall have the right to bring an action against Sellers and pursue all remedies which it may have at law or in equity, including the right to specific performance, and the right to claim direct damages actually incurred by it as a result of breach by Sellers of this Agreement, excluding however any claim for special indirect or consequential damages, or for lost profits.

     11.03 Risk of Loss. The risk of loss or damage to any of the Purchased Assets shall be on the Sellers prior to the Closing and thereafter shall be on the Buyer. If any of the Purchased Assets is damaged or destroyed prior to the Closing, the Sellers shall, at their expense, use reasonable efforts to replace or repair the item with comparable property of like value and quality as soon as possible before the Closing.


                                  ARTICLE XII

                                 MISCELLANEOUS

     12.01 Brokers. Buyer and Sellers each represent to the others that, except for Daniels & Associates, which has been retained by Sellers to assist and advise them in connection with the sale of the Purchased Assets contemplated by this Agreement, they have not employed any broker, finder or intermediary who might be entitled to a fee or commission upon the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     12.02 Expenses. The parties agree that (a) the Sellers shall pay the cost of their engagement of Daniels & Associates to advise them in connection with the sale of the Purchased Assets; (b) Buyer and Sellers shall each pay one-half of all real property transfer, sales or other transfer taxes imposed upon the sale of the Purchased Assets; and (c) Sellers shall pay for title, UCC, tax and judgment searches referred to in Section 8.03. Unless otherwise expressly provided in this Agreement (including as provided in Section 7.02(b)), all other costs in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer or Sellers, as the case may be, depending upon which party incurred such costs.

     12.03 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of New York.

     12.04 Entire Agreement; Modification; Waiver. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made by any party to any other party in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.05 Notices. All notices, consents, requests, reports, demands or other communications hereunder shall be in writing and may be given personally, by registered or certified mail, by telex or telegram or by facsimile transmission:


          If to Buyer:     FrontierVision Operating
                              Partners, L.P.
                           1777 South Harrison Street,
                           Suite P-200
                           Denver, CO  80210
                           Attention:  James C. Vaughn,
                                       President

          With copies to:  Dow, Lohnes & Albertson
                           1255 Twenty-Third Street, N.W.
                           Washington, D.C.  20037
                           Attention:  David D. Wild, Esq.

          If to Sellers:

                           C4 Media Cable Southeast, L.P.
                           Southeast Cable, Inc.
                           c/o Philips Credit Corporation
                           100 East 42nd Street
                           New York, NY  10017
                           Attention:  President

          With copies to:  Nixon, Hargrave, Devans & Doyle LLP
                           437 Madison Avenue
                           New York, NY 10022
                           Attention: Mats G. Carlston, Esq.


or to such other address or to such other person as the addressee party shall have last designated by notice to the other party. All notices shall be deemed to have been given when received.

     12.06 Construction. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance.

     12.07 Further Assurances. From and after the date of this Agreement, each of the parties hereto shall cooperate with each other and will use their reasonable best efforts to obtain all necessary waivers and consents from third parties subject to Sections 8.02 and 8.03. The Sellers, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, such transfers, conveyances and assurances as may be reasonably required for the better conveyancing, transferring, assigning, delivering, assuring and confirming the Purchased Assets to the Buyer.

     12.08 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instruments.

     12.09 Headings. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

     12.10 Disclosure; Public Announcements. Except to the extent necessary for Sellers or Buyer to make disclosure to their respective lenders of professional or financial advisors of the existence of this Agreement and except as otherwise permitted herein, neither Sellers nor Buyer will make any disclosure of the same to any third parties prior to the Closing without the express written approval of the others.

     12.11 Assignment; Third Parties; Binding Effect. Buyer may assign its rights under this Agreement to a separate entity affiliated with either Buyer and/or an affiliated entity. Except for a permissible assignee, nothing contained in this Agreement, express or implied, is intended to confer on any person or entity, other than the parties hereto, and their successors in interest, any rights or remedies under or by reason of this Agreement unless so stated expressly to the contrary. All covenants, agreements, representations and warranties of the parties contained herein will be binding on and inure to the benefit of Buyer and its successors and permitted assigns and Sellers and their respective successors and permitted assigns.

     12.12 Dispute Resolution. Should Buyer and Sellers be unable to agree as to any amount due or claimed to be due under this Agreement or as to resolution of any controversy or claim arising out of this Agreement or the breach thereof, then, at the request of either party, the matter shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall take place in New York, New York unless the parties select a different site by mutual agreement and all costs of arbitration shall be shared equally by Buyer or Sellers, unless the arbitrator finds that the position asserted by either party is without merit, in which case such party shall bear the entire expenses of arbitration, including reasonable counsel fees. The arbitration determination shall be final and binding on the parties, judgment may be entered upon such determination in any court having jurisdiction thereof and no appeals shall be taken from such judgment. Any arbitration award shall bear interest from the date of the award until paid at the Prime Rate plus two percent (2%) per annum.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                 BUYER:

                                 FRONTIERVISION OPERATING PARTNERS,
                                 L.P., a Delaware limited partnership

                                 By:  FrontierVision Partners, L.P.,
                                      its general partner

                                 By:  FVP GP, L.P., its general partner

                                 By:  FrontierVision Inc., its general partner





                                 By:  /s/ James C. Vaughn
                                    ---------------------------------
                                      James C. Vaughn, President


                                SELLERS:

                                C4 MEDIA CABLE SOUTHEAST, LIMITED
                                PARTNERSHIP
                                By: Southeast Cable, Inc., its
                                General Partner



                                By:   /s/ S.I. Cundey, Jr.
                                    ----------------------------
                                    S.I. Cundey, Jr., President


                                COUNTY CABLE COMPANY, L.P.
                                By: C4 Media Cable Southeast, Limited
                                Partnership, its General Partner
                                By: Southeast Cable, Inc., its General Partner



                                BY: /s/ S.I. Cundey, Jr.
                                   ----------------------------
                                   S.I. Cundey, Jr., President

                      C4 MEDIA SOUTHEAST/FRONTIERVISION
                          ASSET PURCHASE AGREEMENT

                           SCHEDULE OF DEFINITIONS



     DEFINED TERM                                    SECTION
     ------------                                    -------
     Adjustments Certificate                         1.04(f)
     Affiliate                                       4.25
     Aggregate Net Loss                              10.01(a) and 10.02(a)
     Assignment and Assumption Agreement             8.02(f)
     Assumed Liabilities                             1.02
     Audited Financial Statements                    4.07
     Buyer's Floor                                   10.01(c)(i)
     CATV                                            Recitals (A.)
     Claims Notice                                   10.02(d) and 10.03(d)
     Closing                                         3.01
     Closing Date                                    3.01
     Closing Financial Statements                    1.04(f)
     Closing Period                                  1.04(e)
     Communications Act                              4.13(k)
     Contracts                                       4.14
     County Cable                                    Introduction
     Deposit                                         1.07
     Employees                                       4.16
     Environmental Laws                              4.19
     Escrow Agent                                    1.07
     Excluded Assets                                 1.03(a)
     FAA                                             4.13(g)
     FCC                                             1.03(b)
     Franchises                                      4.12
     GAAP                                            1.02(b)(ii)
     General Partners                                Recitals (C.)
     H-S-R                                           7.02(b)
     Indemnitee                                      10.03(a)
     Indemnitor                                      10.03(a)

     Limited Partnership Agreements                  4.02
     Loss(es)                                        10.01(a)
     Manager                                         4
     Media Cable                                     Introduction
     Municipal Authorities                           4.12
     Net Working Capital                             1.04(d)
     PENAC                                           7.08(e)
     Personal Property                               4.10
     Philips                                         4.06
     Prime Rate                                      1.08
     Purchase Price                                  1.04(a)
     Purchased Assets                                Recitals (B.)
     Real Property                                   4.09
     Sellers' Floor                                  10.02(c)(i)
     Sellers' Receivables                            1.02(a)
     Sellers' Annualized Cash Flow                   1.04(e)
     Sellers' Operations                             1.02(b)(iii)
     Subscriber                                      1.04(e)
     Systems                                         Recitals (A.)
     Termination Date                                3.01
     Transaction Documents                           8.03(i)
     Third Party Claim                               10.03(a)
     Unaudited Financial Statements                  4.07